STOCK PURCHASE AGREEMENT

dated as of

July 28, 2012

among

ROPER INDUSTRIES, INC.,

VISTA EQUITY PARTNERS FUND III, L.P.,
VISTA EQUITY PARTNERS FUND III (PARALLEL), L.P.,
VEPF III FAF, L.P.,
VISTA EQUITY PARTNERS ASSOCIATES III, LLC,

SUNQUEST SPONSOR HOLDINGS, LLC,

SUNQUEST HOLDINGS, INC.

and

EACH OF THE PERSONS SET FORTH ON
EXHIBITS A AND B HERETO,

relating to the purchase and sale of

100% of the Common Stock

of

 Sunquest Holdings, Inc.

STOCK PURCHASE AGREEMENT
AGREEMENT (this "Agreement") dated as of July 28, 2012 between Roper Industries, Inc., a Delaware corporation ("Buyer"), Sunquest Sponsor Holdings, LLC ("Sponsor Holdings"), the persons set forth on Exhibit A hereto (the "Individual Shareholders"), Vista Equity Partners Fund III, L.P., Vista Equity Partners Fund III (Parallel), L.P., VEPF III FAF, L.P., Vista Equity Partners Associates III, LLC, (collectively with Sponsor Holdings and the Individual Shareholders, "Sellers"), Sunquest Holdings, Inc., a Delaware corporation (the "Company"), and the Persons set forth on Exhibit B.
W I T N E S S E T H:
WHEREAS, Sellers are the record and beneficial owner of the Shares (as defined below) and desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Sellers, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, as an inducement and condition to Buyer's willingness to enter into this Agreement, the employees of the Company set forth on Exhibit C (the "Select Key Employees") have accepted an offer to continue employment with the Company following the Closing and have entered into certain arrangements with Buyer or an Affiliate thereof (the "Key Employee Arrangements");
WHEREAS, as an inducement and condition to Buyer's willingness to enter into this Agreement, each of the Vista Entities and the Huntsman Gay Entities have entered into a non-solicitation agreement in the form attached hereto as Exhibit D (the "Non-Solicitation Agreements");
WHEREAS, as an inducement and condition to Buyer's willingness to enter into this Agreement, each of the Select Key Employees has entered into a non-compete agreement in the form attached hereto as Exhibit E (the "Non-Compete Agreements").
The parties hereto agree as follows:
ARTICLE 1
Definitions

Section 1.01	Definitions
(a) The following terms, as used herein, have the following meanings:
"1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of Sellers.  For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings.
"Aggregate Option Closing Amount" means an amount equal to (i) the Aggregate Option Consideration minus (ii) the Aggregate Option Escrow Amount minus (iii) the Optionholder Withholding Amounts.
"Aggregate Option Escrow Amount" means the amount of the Aggregate Option Consideration that is required to be deposited in escrow in accordance with the terms of the agreements governing the Options.
"Applicable Law" means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
"Balance Sheet" means the audited consolidated balance sheet of the Company and the Subsidiaries as of May 31, 2012.
"Balance Sheet Date" means May 31, 2012.
"Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
"Buyer Indemnified Party" means an Indemnified Party that is Buyer, any of its Affiliates and their respective successors and assigns, and effective at the Closing, without duplication, the Company, each Subsidiary and their respective successors and assigns.
"Cash" means all cash and cash equivalents.
"Closing Cash" means all Cash of the Company and its Subsidiaries as of 11:59 pm on the day immediately prior to the Closing Date.
"Closing Date" means the date of the Closing.
"Closing Indebtedness" means all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness at the Closing.
"Closing Working Capital" means the Working Capital of the Company and the Subsidiaries calculated as of 11:59 pm on the day immediately prior to the Closing Date.
"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.
"Collective Bargaining Agreement" means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of the Subsidiaries and any labor organization or other authorized employee representative representing Service Providers.
"Common Stock" means the Class 1 Common Shares and Class 2 Common Shares, each par value $0.001 per share, of the Company.
"Company Pre-Closing Taxes Payable" means the hypothetical aggregate income Taxes that would be payable by the Company and its Subsidiaries after the Closing Date for all Pre-Closing Tax Periods for which a Tax Return is filed after the Closing Date had the transactions contemplated by this Agreement never occurred.  In determining Company Pre-Closing Taxes Payable, (i) items of income, gain, deduction, loss or credit recognized by the Company or any Subsidiary as a result of (x) the transactions contemplated by this Agreement, (y) the exercise of Options after the date of this Agreement and prior to the Closing and (z) amounts paid or incurred by the Company or any Subsidiary prior to the Closing Date that would be Transaction Expenses if unpaid as of the Closing Date, shall not be taken into account, (ii) Company Pre-Closing Taxes Payable shall be net of any estimated Taxes and credits for Tax overpayments or refunds from prior Tax periods paid or applied by the Company or any Subsidiary to any Governmental Authority prior to the Closing Date, and (iii) any Pre-Closing Tax Period that ended on the Closing Date as a result of the transactions contemplated by this Agreement shall be treated as ending on the Closing Date.
"Company Products and Services" means all material products and services that are currently marketed, sold, licensed, leased or provided to third parties by the Company or any of its Subsidiaries.
"Company Return" means any Tax Return of, with respect to or that includes the Company or any of the Subsidiaries.
"Covered Tax" means any (A) Tax of the Company or any of its Subsidiaries described in clause (i) of the definition of Tax imposed with respect to a Pre-Closing Tax Period, (B) Tax described in clause (ii) or (iii) of the definition of Tax, (C) matter set forth on Section 1.01, "Covered Tax" of the Company Disclosure Schedule and (D) liability incurred or suffered by Buyer, any Affiliate of Buyer, the Company, and Subsidiary and any of their respective successors or assignees arising out of any misrepresentation or breach of warranty set forth in Section 9.01 to the extent such liability is with respect to a Pre-Closing Tax Period.
"Credit Suisse Entities" means Credit Spirit Fund, L.P., CSFB Emerging Opportunities Fund, L.P., Credit Suisse NC Innovation Fund, L.P., CS Middle Market Investment Fund, L.P., CS NYCERS Emerging Manager Co-Investment Fund, L.P., CS Pacific, L.P., CS Peloton Fund, L.P., CSG Fund Investment Program V, L.P., CS TRSCNY Emerging Manager Co-Investment Fund, L.P., CS NYCPPF Emerging Manager Co-Investment Fund, L.P., CS NYCFDPF Emerging Manager Co-Investment Fund, L.P., and CFIG Co-Investors, L.P.
"Dollars" or "$", when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.
"Elekta Payment" means $100,000, payable by the Company pursuant to the Software and Trademark License Agreement, dated September 30, 2011, among IMPAC Medical Systems, Inc., Elekta, Inc  and Sunquest Information Systems, Inc.
"Employee Plan" means any (i) "employee benefit plan" as defined in Section 3(3) of ERISA, (ii) equity or equity based compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other material plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers' compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of the Subsidiaries for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of the Subsidiaries has any direct or indirect liability, but excluding any statutorily-required arrangements to the extent that the Company's and its Subsidiaries' only obligations are to make contributions on an ongoing basis in the ordinary course of business.  For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an agreement for purposes of clauses (ii) and (iii).
"Environmental Laws" means any Applicable Law relating to human health and safety (with respect to the exposure to Hazardous Substances), pollution or protection of the environment, including all such Applicable Laws relating to the emission, discharge, release or threatened release of, or exposure to, any Hazardous Substances into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances the foregoing are enacted and in effect on or prior to the Closing Date.
"Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws for the business of the Company or any of the Subsidiaries as currently conducted.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.
"ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.
"Escrow Agreement" means the agreement among Buyer, Sellers' Representative and Escrow Agent in substantially the form of Exhibit F hereto.
"Federal Health Care Program" has the meaning specified in Section 1128B(f) of the Social Security Act and includes the Medicare, Medicaid and TRICARE programs.
"Final Cash" means Cash as set forth on (i) the Closing Statement, if Sellers' Representative does not deliver a Closing Statement Objection to Buyer in accordance with Section 2.06(b), (ii) the Closing Statement as adjusted by written agreement of Buyer and Sellers' Representative, if so adjusted in accordance with Section 2.06(c) or (iii) the Closing Statement as adjusted by the Accounting Referee, if so adjusted in accordance with Section 2.06(c).
"Final Working Capital" means Closing Working Capital as set forth on (i) the Closing Statement, if Sellers' Representative does not deliver a Closing Statement Objection to Buyer in accordance with Section 2.06(b), (ii) the Closing Statement as adjusted by written agreement of Buyer and Sellers' Representative, if so adjusted in accordance with Section 2.06(c) or (iii) the Closing Statement as adjusted by the Accounting Referee, if so adjusted in accordance with Section 2.06(c).
"GAAP" means generally accepted accounting principles in the United States, consistently applied.
"Governmental Authority" means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
"Hazardous Substances" means any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste including any such materials, substances or waste that are regulated under any Environmental Law.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"Huntsman Gay Entities" means Huntsman Gay Capital Partners Fund, L.P., HGIP Associates, L.P., HGCP, L.P., HGIP Trust Associates, L.P., HG Affiliate Investors, L.P., Huntsman Gay Capital Partners Parallel Fund A, L.P. and Huntsman Gay Capital Partners Parallel Fund B, L.P., which entities shall be treated as a single entity for purposes of the definition of Seller Indemnifying Party, Articles 9 and 12 (including any several but not joint liability thereunder and in determining responsibility for any breach of this Agreement, including breach of any representation, warranty, covenant or agreement of or by each Huntsman Gay Entity) and determination of the Pro Rata Share, and shall be jointly and severally liable among themselves for the obligations of the Huntsman Gay Entities and each Huntsman Gay Entity, including any obligation to indemnify and hold harmless the Buyer Indemnified Parties pursuant to Article 9 and Article 12.
"Indebtedness" means, without duplication and excluding any trade payables, accounts payable and any other current liabilities included in the calculation of Closing Working Capital, with respect to the Company and the Subsidiaries, (i) the principal amount of all indebtedness for borrowed money (a) owed by the Company or any of the Subsidiaries under a credit facility or (b) evidenced by any note, bond, debenture or other debt security, (ii) any liability, whether or not contingent, for deferred purchase price for past acquisitions (which for the avoidance of doubt, shall not include the Elekta Payment), (iii) any capital leases (but not operating leases) recorded by the Company and its Subsidiaries as capital leases, (iv) any liability, whether or not contingent, relating to guarantees, direct or indirect, in any manner, of all or any part of indebtedness of any other Person, in each such case as set forth in (i), (ii), (iii) and (iv) including any interest accrued thereon and prepayment or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing Date.  Notwithstanding the foregoing, Indebtedness does not include (A) any intercompany obligations (including guarantees) between or among the Company or any of the Subsidiaries and (B) any letters of credit, performance bonds, bankers acceptances or similar obligations.  Section 1.01, "Indebtedness," of the Company Disclosure Schedule sets forth an example of the calculation of Indebtedness as of the date hereof.
"Intellectual Property Rights" means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (i) inventions and improvements thereto, whether or not patentable, invention disclosures, statutory invention registrations, design rights, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof); (ii) trademarks, service marks, trade dress, logos, domain names, Internet account names (including social networking and media names), rights of publicity, trade names, corporate names and all other source identifiers, and all goodwill associated with any of the foregoing in this clause (ii); (iii) copyrights, including all derivative works, moral rights, renewals, extensions, reversions and restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (iv) mask works; (v) Software; (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information); (vii) any other type of intellectual property or intellectual property right; (viii) registrations and applications for registration of any of the foregoing; (ix) copies and tangible embodiments of any of the foregoing; and (x) rights to sue or recover and retain damages, costs and attorneys' fees for past, present or future infringement, misappropriation or violation of any of the foregoing.
"International Plan" means any Employee Plan that is not a U.S. Plan.
"IRS" means the United States Internal Revenue Service.
"IT Assets" means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned, licensed or leased by the Company or any Subsidiary.
"knowledge of the Company," "Company's knowledge" has the meaning set forth on Exhibit G.
"Licensed Intellectual Property Rights" means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company and/or any Subsidiary.
"Lien" means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
"Lower Target Working Capital" means negative $47,000,000.
"Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise, business, assets, results of operations of the Company and the Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the general economic or political conditions in the United States not having a materially disproportionate effect on the Company and the Subsidiaries, taken as a whole, relative to other participants in the healthcare software industry generally, (B) changes (including changes of Applicable Law) or conditions affecting the healthcare software industry generally and not specifically relating to or having a materially disproportionate effect on the Company and the Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on the Company and the Subsidiaries, taken as a whole, relative to other businesses in the healthcare software industry generally, (D) any failure by the Company or any of its Subsidiaries to meet its internal financial projections (provided that, except as otherwise provided in this definition, the underlying causes of such failure may be considered in determining whether there has occurred or would be reasonably likely to occur a Material Adverse Effect), (E) changes in GAAP after the date hereof so long as there is not a disproportionate effect on the Company and the Subsidiaries, taken as a whole, when compared to other businesses in the healthcare software industry generally, (F) the capital markets generally in the United States so long as there is not a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other businesses in the healthcare software industry generally, (G)  the taking of any action required by this Agreement and the other agreements contemplated hereby, or (H) changes resulting from the announcement of the execution of this Agreement or the transactions contemplated hereunder or (ii) the Company's ability to consummate the transactions contemplated by this Agreement.
"Neuberger Entities" means NB Co-Investment Partners, LP, NB Co-Investment Group LP, Co-Investment Capital Partners LP, and Northbound Emerging Manager Custom Fund LP.
"Open Source Software" means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as "free software" or "open source software" or under any similar licensing or distribution model whereby such Software is distributed publicly in source code form under terms that permit modification and redistribution of such Software.  For the avoidance of doubt, Open Source Software includes any Software that is licensed or distributed under any version of any of the following licenses or distribution models: the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Mozilla Public License, the Common Public License, the Apache License, the BSD License, the Artistic License (e.g., PERL), the Netscape Public License, the Sun Community Source License and the Sun Industry Standards License.
"Option Escrow Agreement" means the agreement among Buyer, Sellers' Representative, the Optionholders and the Option Escrow Agent in a form to be agreed between Sellers' Representative and Buyer prior to the Closing.
"Optionholder" means a holder of Options immediately prior to the Closing.
"Options" means options to purchase Class 2 Common Shares granted pursuant to the Company's 2011 Stock Option Plan.
"Owned Intellectual Property Rights" means all Intellectual Property Rights owned by either the Company or any Subsidiary.
"Permitted Liens" means (i) mechanics', materialmens', carriers', workmens', repairmens', contractors' and warehousemens' Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent, (ii) easements, rights‑of‑way, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the business of the Company or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (iii) statutory Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings by the Company or the Subsidiaries and for which appropriate reserves have been accrued on the Balance Sheet in accordance with GAAP,(iv) applicable zoning and land use Applicable Laws imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, and (v) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business, and (v) any other Liens set forth on Section 1.01, "Permitted Liens," of the Company Disclosure Schedule.
"Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
"Post‑Closing Tax Period" means any Tax period beginning after the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.
"Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.
"Pro Rata Share" means, for each Seller, Optionholder, and Sponsor Holdings Owner, the percentage set forth on Exhibit I.
"Section 199 Refunds" means refunds (including any interest thereon) of U.S. federal income Taxes paid by the Company and its Subsidiaries that are attributable to deductions claimed under Section 199 of the Code on the Company's amended consolidated U.S. federal income Tax Returns filed for the taxable years ending May 31, 2008, May 31, 2009 and May 31, 2010, in an aggregate amount not to exceed $2,800,000.
"Seller Indemnifying Party" means (i) each of the Individual Shareholders, (ii) each of the Optionholders, (iii) the Vista Entities (iv) the Huntsman Gay Entities, (v) the Credit Suisse Entities, (vi) the Neuberger Entities, and (vii) Atariv Investments I, LLC.
"Seller Group" means each of (i) the Vista Entities, (ii) the Huntsman Gay Entities, (ii) the Neuberger Entities and (iv) the Credit Suisse Entities (in the case of each of (i) through (iv), taken individually).
"Service Provider" means any director, officer, employee or individual independent contractor of the Company or any of the Subsidiaries.
"Shares" means the shares of Common Stock and any shares of Common Stock resulting from the exercise of Options prior to the Closing.
"Sponsor Holdings Owners" means (i) the Huntsman Gay Entities, (ii) the Credit Suisse Entities, (iii) the Neuberger Entities and (iv) Atariv Investments I, LLC.
"Software" means any and all (i) computer programs and other software including any and all software implementations of algorithms, models and, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.
"Straddle Tax Period" means a Tax period that begins on or before the Closing Date and ends thereafter.
"Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company.
"Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of the Subsidiaries, any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, as a result of which liability of the Company or any of the Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) any liability of the Company or any of the Subsidiaries for the payment of any amount with respect to a Pre-Closing Tax Period as a result of being party to any Tax Sharing Agreement.
"Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).
"Tax Return" means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.
"Tax Sharing Agreement" means any agreement entered into prior to the Closing binding the Company or any of the Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax liability, in each case excluding any agreements entered into in the ordinary course of business and not primarily related to Taxes.
"Taxing Authority" means any governmental authority (domestic or foreign) responsible for the imposition or collection of any Tax.
"Transaction Documents" means this Agreement, the Key Employee Arrangements, the Non-Solicitation Agreements, the Non-Compete Agreements, the Escrow Agreement and the Option Escrow Agreement.
"Transaction Expenses" means, in each case, to the extent unpaid as of the Closing Date (i) all fees and expenses incurred by or on behalf of the Company or any Subsidiary on or prior to the Closing (whether billed or payable prior to, on or after the Closing and whether retained, held back or otherwise payable upon the occurrence of any contingency), in connection with this Agreement and the transactions contemplated hereby, including for professional services rendered by Kirkland & Ellis LLP, Jefferies & Company, Inc., and other Persons to the Company or any Subsidiary for professional services, (ii) cash transaction bonuses or similar cash payments that are due to any employee, officer or director directly as a result of and in connection with the consummation of the transactions contemplated hereby pursuant to any agreement entered into by the Company or any Subsidiary prior to Closing and (iii) the payment by the Company for the irrevocable "tail" insurance policies described in Section 7.03.
"Transfer Tax" means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest), but excluding any Tax described in clause (C) of the definition of "Covered Tax".
"U.S. Plan" means any Employee Plan that covers Service Providers located primarily within the United States.
"Upper Target Working Capital" means negative $43,000,000.
"Vista Entities" means Vista Equity Partners Fund III, L.P., Vista Equity Partners Fund III (Parallel), L.P., VEPF III FAF, L.P., Vista Equity Partners Associates III, LLC, which entities shall be treated as a single entity for purposes of the definition of Seller Indemnifying Party, Articles 9 and 12 (including any several but not joint liability thereunder and in determining responsibility for any breach of this Agreement, including breach of any representation, warranty, covenant or agreement of or by each Vista Entity) and determination of the Pro Rata Share, and shall be jointly and severally liable among themselves for the obligations of the Vista Entities and each Vista Entity, including any obligation to indemnify and hold harmless the Buyer Indemnified Parties pursuant to Article 9 and Article 12.
"WARN" means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.
"Working Capital" has the meaning set forth in, and shall be calculated in accordance with, Exhibit J.
"Working Capital Overage" means the amount, if any, by which Estimated Working Capital exceeds Upper Target Working Capital.
"Working Capital Underage" means the amount, if any, by which Lower Target Working Capital exceeds Estimated Working Capital.
(b)            Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
280G Representations	12.01
280G Shareholder Approval Requirements	10.01(a)
401(k) Plan	10.02
Accounting Referee	2.06(c)
Agreement	Preamble
Aggregate Option Consideration	2.03
Alternative Arrangements	12.05(a)
ARRA	3.25(a)
Buyer	Preamble
Buyer 401(k) Plan	10.02
Buyer Fundamental Representations	11.03(b)
Buyer Warranty Breach	12.02(e)(i)
Cap	12.02(d)
Closing	2.02
Closing Payment	2.01(b)
Closing Repaid Indebtedness	2.05
Closing Statement	2.06(a)
Closing Statement Objection	2.06(b)
Company	Preamble
Company Marks	6.06
Company Securities	3.05(b)
Company Warranty Breach	12.02(a)(i)
Confidential Information	6.02(b)
Confidentiality Agreement	7.01
Credit Suisse Supplemental Escrow Account	2.02(a)(iv)
Credit Suisse Supplemental Escrow Amount	2.02(a)(iv)
D&O Indemnitees	7.03(b)
Damages	12.02(a)
Deductible	12.02(d)
e-mail	14.01
Escrow Account	2.02(a)(iii)
Escrow Agent	2.02(a)(iii)
Escrow Amount	2.02(a)(iii)
Estimate Statement	2.05
Estimated Cash	2.05
Estimated Transaction Expenses	2.05
Estimated Working Capital	2.05
Excess Parachute Payments	10.01(a)
FCPA	3.27
FDA	3.15(a)
FDA Permits	3.15(f)
Financial Statements	3.07(a)
Health Information Laws	3.26(a)
HIPAA	3.26(a)
HIPAA Regulations	3.26(a)
Indemnified Party	12.03(a)
Indemnifying Party	12.03(a)
Individual Shareholders	Preamble
Key Employee Arrangements	Recitals
Leased Real Property	3.14(b)
Leases	3.14(b)
Material Contracts	3.11(a)
Neuberger Supplemental Escrow Account	2.02(a)(v)
Neuberger Supplemental Escrow Amount	2.02(a)(v)
Non-Compete Agreements	Recitals
Non-Solicitation Agreements	Recitals
Option Escrow Agent	2.02(b)(ii)
Optionholders Withholding Amounts	2.04(b)
Owned Software	3.17(a)
Permits	3.19
Per Share Price	2.01(c)
Pre-Closing Tax Accrual	2.05
Privacy Commitments	3.26(b)
Protected Health Information	3.26(a)
Referee	9.06
Related Party Agreements	3.11(a)(xii)
Release	3.25(e)
Represented Parties	14.13(a)
Revised Working Capital Adjustment Amount	2.07(a)
Select Key Employees	Recitals
Seller/Company Fundamental Representations	11.02(b)
Seller Indemnitees	12.02(e)
Seller Warranty Breach	12.02(b)
Sellers	Preamble
Sellers' Representative	14.13(a)
Sellers' Representative Expense Fund	14.13(b)
Shareholders	10.01(a)
Sponsor Holdings	Preamble
Subsidiary Securities	3.06(b)
Tax Benefit	12.05(a)
Tax Loss	9.05(a)
Third Party Claim	12.03(a)
Working Capital Adjustment Amount	2.01(b)
Section 1.02	Other Definitional and Interpretative Provisions
.  The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import.  "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time on or prior to the Closing in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on the schedules hereto, no reference to an agreement or contract shall include a reference to any amendments, modifications or supplements thereto unless such amendments, modifications or supplements are specifically listed.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to "law", "laws" or to a particular statute or law shall be deemed also to include any and all Applicable Law.
ARTICLE 2
Purchase and Sale
Section 2.01	Purchase and Sale
.  (a) Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell to Buyer, and Buyer agrees to purchase from each Seller, the Shares owned by such Seller at the Closing at the Per Share Price.
(b)            The "Closing Payment" shall be (i) $1,415,000,000, minus (ii) the Escrow Amount, minus (iii) the amount of the Closing Indebtedness, minus (iv) the amount of the Estimated Transaction Expenses, minus (v) the amount, if any, of any Working Capital Underage, plus (vi) the amount, if any, of any Working Capital Overage (the items in (iv) and (v), the "Working Capital Adjustment Amount") plus (vii) the amount of the Estimated Cash, minus (viii) the Sellers' Representative Expense Fund plus (ix) the amount of the HSR filing fee paid by the Company pursuant to Section 8.01 minus (x) the Elekta Payment minus (xi) the Pre-Closing Tax Accrual.
(c)            The "Per Share Price" shall be an amount equal to the quotient obtained by dividing (a) the excess of (i) the Closing Payment over (ii) the Aggregate Option Consideration by (b) the number of Shares outstanding as of the Closing.

Section 2.02	Closing
.  The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than two Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 11 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and Sellers' Representative may agree.  At the Closing:
(a)            Buyer shall:
(i)
deliver to each Seller an amount equal to (A) the number of Shares held by such Seller at the Closing multiplied by (B) the Per Share Price by wire transfer in immediately available funds to an account of such Seller designated by such Seller, by notice to Buyer, which notice shall be delivered not later than three Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of such Seller in such amount) less, (C) solely in the case of Sponsor Holdings, the sum of the Credit Suisse Supplemental Escrow Amount and the Neuberger Supplemental Escrow Amount.

(ii)
deliver to the Company an amount equal to the Aggregate Option Consideration by wire transfer of immediately available funds to an account of the Company designated by the Company, by notice to Buyer, which notice shall be delivered not later than three Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Company in such amount);

(iii)
deliver $35,000,000 (the "Escrow Amount") by wire transfer in immediately available funds to Suntrust Bank (the "Escrow Agent") on behalf of the Sellers and Optionholders for deposit into a separate account (the "Escrow Account") in accordance with the terms of the Escrow Agreement;

(iv)
deliver $2,836,263 (the "Credit Suisse Supplemental Escrow Amount") by wire transfer in immediately available funds to the Escrow Agent on behalf of the Credit Suisse Entities for deposit into a separate account (the "Credit Suisse Supplemental Escrow Account") in accordance with the terms of the Escrow Agreement;

(v)
deliver $634,951 (the "Neuberger Supplemental Escrow Amount") by wire transfer in immediately available funds to the Escrow Agent on behalf of the Neuberger Entities for deposit into a separate account (the "Neuberger Supplemental Escrow Account") in accordance with the terms of the Escrow Agreement;

(vi)	repay, or cause to be repaid, on behalf of the Company and the Subsidiaries, the Closing Repaid Indebtedness by wire transfer in immediately available funds;
(vii)	deliver the amount of the Sellers' Representative Expense Fund to Sellers' Representative pursuant to Section 14.13(b); and
(viii)	pay, or cause to be paid, on behalf of the Company, the Estimated Transaction Expenses by wire transfer in immediately available funds.
(b)            Following delivery to the Company of the payment described in Section 2.02(a)(ii) above, the Company shall:
(i)
pay or cause to be paid to each Optionholder (at the Company's option, by wire transfer of immediately available funds, check or direct deposit) an amount equal to such Optionholder's allocable portion of each of the Aggregate Option Closing Amount and the Aggregate Option Escrow Amount; and

(ii)
cause each Optionholder to deliver such Optionholder's allocable portion of the Aggregate Option Escrow Amount by wire transfer in immediately available funds to Suntrust Bank (the "Option Escrow Agent") in accordance with the terms of the Option Escrow Agreement.

(c)            Sellers shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank with any required transfer stamps affixed thereto.
(d)            The Company shall deliver to Buyer payoff and termination letters, including Lien releases (in each case, in a form reasonably satisfactory to Buyer) from all holders of Closing Repaid Indebtedness and the payment of all associated fees and penalties.

Section 2.03	Treatment of Options
.  Prior to the Closing, the Company shall take all actions necessary such that all Options outstanding as of immediately prior to the Closing (whether or not then exercisable) shall be cancelled in exchange for the right to receive the payment described in the following sentence, subject to the conditions set forth therein (the aggregate amount of such payments, the "Aggregate Option Consideration") and each Optionholder shall agree in writing to be bound by the terms hereof, including the provisions of Article 12, and shall be, to the extent of any Option exercises after the date hereof and prior to the Closing, an Individual Shareholder.  Subject to Section 2.04 and the terms of the Option Escrow Agreement, each holder of an Option that is cancelled pursuant to the preceding sentence shall, in respect of such Option, be entitled to a cash payment in an amount equal to the product of (a) the excess of (i) the quotient obtained by dividing (A) the sum of the Closing Payment plus the aggregate exercise price of all Options outstanding as of the time of cancellation by (B) the sum of the total number of Shares outstanding as of the Closing (after giving effect to the cancellation of the Options pursuant to this Section 2.03) plus the number of shares of Common Stock subject to all Options outstanding as of the time of cancellation over (ii) the applicable exercise price of such Option, multiplied by (b) the number of shares of Common Stock underlying such Option.  In the event that any portion of the Aggregate Option Escrow Amount is forfeited by any Optionholder pursuant to the terms of such Optionholder's option agreement or the Option Escrow Agreement, any such forfeited amounts shall be paid to the Shareholders' Representative (for the benefit of the Sellers and Optionholders (other than the Optionholder that forfeited such amount)).
Section 2.04	Withholding
.  (a) Notwithstanding anything to the contrary herein, Buyer shall be entitled to deduct and withhold from amounts otherwise payable to any Person hereunder such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law.  If Buyer so withholds, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Buyer made such deduction and withholding.  Buyer shall notify Sellers' Representative as soon as practicable (but in any event no less than three Business Days prior to the Closing) if, after the date of this Agreement, the Buyer shall determine that any deduction or withholding will be required (other than in the case of Optionholder Withholding Amounts which shall be treated as described in Section 2.04(b)).
(b)            The Company shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to Section 2.03 to any Optionholder such amounts (the "Optionholder Withholding Amounts") as the Company is required to deduct and withhold (or such greater amount requested in writing by the applicable Optionholder) in connection with the exercise of the underlying Option or with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law and to properly remit such amount to the appropriate tax authority.

Section 2.05	Pre-closing Estimates
.  No later than three Business Days prior to the date on which the Closing is scheduled to occur, the Company shall furnish to Buyer a statement (the "Estimate Statement"), prepared in reasonable detail, reflecting the Company's good faith estimate of (a) Closing Working Capital ("Estimated Working Capital"), (b) Transaction Expenses ("Estimated Transaction Expenses") (which estimate shall specify the payees for each Transaction Expense and include valid wire transfer information for such payees), (c) Closing Cash ("Estimated Cash"), (d) all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness outstanding at the Closing ("Closing Repaid Indebtedness") (which estimate shall specify the payees for such Indebtedness and include valid wire transfer information for such payees) and (e) Company Pre-Closing Taxes Payable (the "Pre-Closing Tax Accrual").  The Estimate Statement shall be signed by the chief financial officer of the Company and shall fairly present the amounts calculated thereon in accordance with the definitions thereof.  The Company shall permit Buyer and its attorneys, accountants and other advisors and representatives reasonable access to the books and records of the Company used in preparing the Estimate Statement, and to the Company's employees, advisors and representatives responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Estimate Statement and the amounts set forth thereon.  No later than three Business Days prior to the Closing, the Company shall furnish to Buyer (i) an updated version of Section 3.05 of the Company Disclosure Schedule, (ii) an updated version of Exhibit H, in each case for (i) and (ii) as of such date and solely to reflect any exercises of Options after the date hereof.
Section 2.06	Closing Statement
.  (a) As promptly as practicable, but no later than 60 days after the Closing, Buyer shall prepare and deliver to Sellers' Representative a statement (including reasonably detailed supporting calculations) setting forth Buyer's calculation of Closing Working Capital and Closing Cash (the "Closing Statement").
(b)            If Sellers' Representative disagrees with Buyer's calculation of Closing Working Capital or Closing Cash set forth in the Closing Statement, Sellers' Representative may, within 30 days after receipt of the Closing Statement (including reasonably detailed supporting calculations), deliver a written notice to Buyer disagreeing with such calculation(s) and setting forth Sellers' Representative's calculation(s) of such amount(s) (the "Closing Statement Objection").  The Closing Statement Objection shall specify those items or amounts as to which Sellers' Representative disagrees, and Sellers' Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.  If Sellers' Representative fails to deliver such a written notice within such 30 day period, Buyer's calculation of Closing Working Capital and/or Closing Cash, as applicable, set forth in the Closing Statement shall be binding upon the parties.
(c)            If the Closing Statement Objection shall be duly delivered pursuant to Section 2.06(b), Sellers' Representative and Buyer shall, during the 30 days following such delivery, use reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of Closing Working Capital and/or Closing Cash, as applicable.  If, during such period or any mutually agreed extension thereof, Sellers' Representative and Buyer are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing mutually agreed upon by Buyer and the Stockholders' Representative (the "Accounting Referee") to review this Section 2.06, the definition of Closing Working Capital and/or Closing Cash, as applicable, the disputed items or amounts and any supporting materials related thereto for the purpose of calculating Closing Working Capital and/or Closing Cash, as applicable.  In making such calculation, the Accounting Referee shall consider only those items or amounts in Buyer's calculation of Closing Working Capital and/or Closing Cash, as applicable, as to which Sellers' Representative has disagreed.  In no event shall the Accounting Referee assign a value to any disputed item or amount that is less than the minimum value for any item claimed by either party or greater than the maximum value for any item or amount claimed by either party.  The Accounting Referee shall deliver to Sellers' Representative and Buyer, as promptly as practicable, a report setting forth such calculation.  Such report shall be final and binding upon Sellers' Representative and Buyer.
(d)            Buyer shall pay the proportion (expressed as a percentage) of the fees and expenses of the Accounting Referee determined by dividing (i) the difference between (A) Buyer's calculation of the contested portion of Working Capital and/or Closing Cash, as applicable, set forth on the Closing Statement and (B) the calculation of the contested portion of Working Capital and/or Closing Cash, as applicable determined by the Accounting Referee by (ii) the difference between (A) Buyer's calculation of the contested portion of Working Capital and/or Closing Cash, as applicable, set forth on the Closing Statement and (B) Sellers' Representative's calculation of the contested portion of Working Capital and/or Closing Cash, as applicable, set forth on the Closing Statement Objection.  Sellers' Representative shall pay the remaining proportion of the fees and expenses of the Accounting Referee from the Sellers' Representative Expense Fund.  For example, if Buyer claims in the Closing Statement that the total contested portion of Closing Working Capital is $1,000, Sellers' Representative claims in a Closing Working Capital Objection that the total contested portion is $2,000 and the Accounting Referee ultimately determines that such total contested portion is $1,300, then Buyer shall pay 30% of the fees and expenses of the Accounting Referee (($1,000 - $1,300) ÷ ($1,000 - $2,000) = 0.3 = 30%) and Sellers' Representative shall pay the remaining 70% from the Sellers' Representative Expense Fund.
(e)            Buyer shall cooperate with Sellers' Representative's preparation of a Closing Statement Objection, including by providing Sellers' Representative and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents ), facilities and employees of Buyer pertaining to the calculation of Closing Working Capital and/or Closing Cash, as applicable.

Section 2.07	Adjustment Of Purchase Price
.  (a) Upon determination of the Final Working Capital, a calculation shall be made as to the Working Capital Adjustment Amount that would have been made, if any, at Closing had Final Working Capital been used in lieu of Estimated Working Closing Amount to determine Working Capital Underage and Working Capital Overage (the "Revised Working Capital Adjustment Amount").  Within ten days after the Final Working Capital has been determined:
(i)
Buyer shall pay Sellers' Representative (for the benefit of Sellers and Optionholders in accordance with their Pro Rata Shares), as an adjustment to the purchase price, the amount (with interest as provided in Section 2.07(d)), if any, by which the Closing Payment calculated pursuant to pursuant to Section 2.01(b) would have increased had the Revised Working Capital Adjustment Amount been used in lieu of the Working Capital Adjustment Amount for the calculation of the Closing Payment; and

(ii)
Sellers' Representative and Buyer shall issue joint instructions to the Escrow Agent to distribute to Buyer from the Escrow Account the amount (with interest as provided in Section 2.07(d)), if any, by which the Closing Payment calculated pursuant to Section 2.01(b) would have decreased had the Revised Working Capital Adjustment Amount been used in lieu of the Working Capital Adjustment Amount for the calculation of the Closing Payment.

(b)            Within ten days after Final Cash has been determined:
(i)
if Estimated Cash exceeds Final Cash, Sellers' Representative and Buyer shall issue joint instructions to the Escrow Agent to distribute to Buyer from the Escrow Account, as an adjustment to the purchase price, with interest as provided in Section 2.07(d), the amount of such excess; and

(ii)
if Final Cash exceeds Estimated Cash, within ten days after Final Cash has been determined Buyer shall pay Sellers' Representative (for the benefit of Sellers and Optionholders in accordance with their Pro Rata Shares), with interest as provided in Section 2.07(d), the amount of such excess.

(c)            If payments pursuant to Section 2.07(a) and Section 2.07(b) are payable simultaneously, Buyer may elect to make a single net payment to the Sellers' Representative.  All payments to the Sellers' Representative pursuant to Section 2.07(a) and Section 2.07(b) shall be by wire transfer in immediately available funds to such account as may be designated by Sellers' Representative.
(d)            The amount of any payment or distribution pursuant to Section 2.07(a) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.08	Additional Post-Closing Adjustment.
  (a) No later than the date that is thirty (30) days prior to the date that the U.S. federal income Tax Return of the Company and its consolidated Subsidiaries for the Pre-Closing Tax Period ending on the Closing Date is due (giving effect to any extensions), Buyer shall deliver to Sellers' Representative a statement (including reasonably detailed supporting calculations) setting forth Company Pre-Closing Taxes Payable.  If Sellers' Representative disagrees with Buyer's calculation, Sellers' Representative may, within 30 days after receipt of the Buyer's statement (including reasonably detailed supporting calculations), deliver a written notice to Buyer setting forth Sellers' Representative's calculation of Company Pre-Closing Taxes Payable.  Such notice shall specify those items or amounts as to which Sellers' Representative disagrees, and Sellers' Representative shall be deemed to have agreed with all other items and amounts contained in the Buyer's calculation.  If Sellers' Representative fails to deliver such written notice within such 30 day period, Buyer's statement of Company Pre-Closing Taxes Payable shall be binding upon the parties.  Any disputes between Buyer and Sellers' Representative regarding the calculation of Company Pre-Closing Taxes Payable that are not resolved by mutual agreement within 30 days shall be resolved by a Referee as provided in Section 9.06.
(b)            If Company Pre-Closing Taxes Payable exceeds the Pre-Closing Tax Accrual, within ten (10) days after Company Pre-Closing Taxes Payable has been determined, the Sellers' Representative and Buyer shall issue joint instructions to the Escrow Agent to distribute to Buyer from the Escrow Account, as an adjustment to the purchase price, with interest calculated in the manner provided in Section 2.07(d), the amount of such excess.  If the Pre-Closing Tax Accrual exceeds Company Pre-Closing Taxes Payable, within ten (10) days after Company Pre-Closing Taxes Payable has been determined, the Buyer shall pay the Sellers' Representative (for the benefit of the Sellers and the Optionholders in accordance with their Pro Rata Shares) the amount of such excess, as an adjustment to the purchase price, with interest calculated in the manner provided in Section 2.07(d), by wire transfer in immediately available funds to such account as may be designated by the Sellers' Representative.

ARTICLE 3
Representations and Warranties of the Company
Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date that:
Section 3.01	Corporate Existence and Power
.  The Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.  The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws in any material respect.
Section 3.02	Corporate Authorization
.  The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within the Company's corporate powers and have been duly authorized by (i) all necessary corporate action on the part of the Company and (ii) all necessary action on the part of the holders of Company Securities in their capacities as such.  Assuming the due execution and delivery the Transaction Documents by the other parties hereto and thereto, the Transaction Documents constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and as limited by the availability of specific performance and other equitable remedies or general principles of equity).  The Company has heretofore delivered to Buyer true and complete copies of all shareholder agreements and other agreements among the Company or the Subsidiaries, on the one hand, and the holders of Company Securities in their capacities as such, on the other.
Section 3.03	Governmental Authorization
.  The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or registration or filing with, any Governmental Authority other than compliance with any applicable requirements of the HSR Act.
Section 3.04	Noncontravention
.  The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of the Company or any Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary, require the release of, or give rise to any right to request or receive, any Owned Software in source code form, or give rise to a loss of any material benefit to which the Company or any Subsidiary is entitled, in each case for this clause (iii) under any provision of any MATERIAL Contract or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary.
Section 3.05	Capitalization
.  (a) The authorized capital stock of the Company consists of (i) 208,310 shares of Class 1 Common Stock, (ii) 500,000 shares of Class 2 Common Stock and (iii) 16,998.2752 Options.  There are outstanding (i) 208,309.5 shares of Class 1 Common Stock, (ii) 199,649.1059 shares of Class 2 Common Stock and (iii) 15,133.3333 Options.  Section 3.05 of the Company Disclosure Schedule sets forth the name of each Optionholder, a listing of the agreement underlying each Option held by such Optionholder and the number of shares of Common Stock underlying each such Option. The Company has furnished to Buyer the agreement underlying each such Option.
(b)            All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, "phantom" stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in the Company (the items in Sections 3.05(b)(i), 3.05(b)(ii), 3.05(b)(iii) and 3.05(b)(iv) being referred to collectively as the "Company Securities").  There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.  Other than the Subsidiaries of the Company, neither the Company nor any of the Subsidiaries owns or holds the right to acquire or is bound by any commitment or obligation to acquire, directly or indirectly, any shares of capital stock of, partnership interest or joint venture interest of, other securities or equity ownership interest of, or investments in, any other Person.

Section 3.06	Subsidiaries
.  (a) Each Subsidiary is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, has all corporate (or equivalent) powers required to carry on its business as now conducted, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All Subsidiaries and their respective jurisdictions of incorporation or formation are identified on Section 3.06 of the Company Disclosure Schedule.
(b)            All of the outstanding capital stock or other voting securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien (other than Liens listed on Section 1.01 "Permitted Liens," of the Company Disclosure Schedule) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities).  There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary, (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, "phantom" stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in the Subsidiaries (the items in Sections 3.06(b)(i), 3.06(b)(ii) and 3.06(b)(iii) being referred to collectively as the "Subsidiary Securities").  There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.07	Financial Statements
.  (a) The audited consolidated balance sheets as of May 31, 2010, 2011 and 2012 and the related audited consolidated statements of income and cash flows for each of the years ended May 31, 2010, 2011 and 2012 of the Company and the Subsidiaries fairly present, in all MATERIAL respects, the consolidated financial position, assets and liabilities of the Company and the Subsidiaries (taken as a whole) as of the dates thereof and their consolidated results of operations and cash flows for the periods referred to therein (collectively, the "Financial Statements") and such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as may be indicated in the notes thereto).
(b)            To the Company's knowledge, the Company and the Subsidiaries have in place systems and processes to (i) provide reasonable assurances regarding the reliability of the Financial Statements, and (ii) in a timely manner accumulate and communicate to the Company's principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements. To the Company's knowledge, there have been no instances of fraud by the Company or the Subsidiaries that occurred during the periods covered by the Financial Statements.
(c)            To the Company's knowledge, during the periods covered by the Financial Statements none of its or the Subsidiaries' directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives has self-reported to any Governmental Authority the commission of any crime or the violation of any Law by the Company or any of its Subsidiaries.
(d)            During the periods covered by the Financial Statements, the Company's external auditor was independent of the Company and its management.  Section 3.07(d) of the Company Disclosure Schedule sets forth each written report by the Company's external auditors to the Company's Board of Directors, or any committee thereof, or the Company's management concerning any period covered by the Financial Statements.  The Company's revenue recognition policy is consistent with GAAP.
(e)            The minutes of the Company previously provided to Buyer contain materially accurate records of all MATERIAL actions taken, and summaries of all meetings held, by the Company's stockholders and by the Company's Board of Directors (and any committees thereof) since January 1, 2008 until the date hereof.

Section 3.08	Absence of Certain Changes
.  (a) Since the Balance Sheet Date, the business of the Company and the Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a MATERIAL ADVERSE EFFECT.
(b)            From the Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of the Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without Buyer's consent, would constitute a breach of Section 6.01.

Section 3.09	No Undisclosed Material Liabilities
.  (a) The Company and its Subsidiaries have no liabilities of the type required by GAAP to be reflected on the face of a consolidated balance sheet of the Company and the Subsidiaries, except (i) liabilities set forth on the Balance Sheet, (ii) liabilities that were incurred after the date of the Balance Sheet in the ordinary course of business, (iii) liabilities arising under the executory portion of any contract (other than liabilities for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), and (iv) liabilities specifically disclosed in the Company Disclosure Schedules.
(b)            Neither the Company nor any Subsidiaries have any "off-balance sheet arrangements" (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the 1934 Act).

Section 3.10	Intercompany Accounts; Affiliate Transactions
.  (a) Section 3.10 of the Company Disclosure Schedule contains a complete list of all intercompany balances as of the Balance Sheet Date between any Seller (other than amounts payable to, or benefits provided by the Company and its Subsidiaries to, the Individual Sellers in respect of their employment by the Company and its Subsidiaries), Sponsor Holdings Owner or their respective Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand.  As of the date hereof, since the Balance Sheet Date there has not been any accrual of liability by the Company or any Subsidiary to any Seller (other than amounts payable to, or benefits provided by the Company and its Subsidiaries to, the Individual Sellers in respect of their employment by the Company and its Subsidiaries), Sponsor Holdings Owner or any of their respective Affiliates or other transaction between the Company or any Subsidiary and any Seller, Sponsor Holdings Owner or any of their respective Affiliates, except as provided in Section 3.10 of the Company Disclosure Schedule.
(b)            No Seller, Sponsor Holdings Owner or Affiliate thereof, nor any director or officer of the Company or any Subsidiary or any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries.

Section 3.11	Material Contracts.
  (a) Section 3.11 of the Company Disclosure Schedule lists all of the following agreements to which the Company or any Subsidiary is a party to or bound by and which are currently in effect (collectively, the agreements required to be disclosed pursuant to Sections 3.11(a)(i) to 3.11(a)(xvii), the "MATERIAL Contracts"):
(i)	any lease for personal property providing for annual rentals of $100,000 or more;
(ii)
any agreement for the future purchase or license of technology, materials, supplies, goods, services, equipment or other assets providing for either (A)  annual payments per fiscal year by the Company and the Subsidiaries of $250,000 or more or (B) aggregate payments by the Company and the Subsidiaries of $1,000,000 or more;

(iii)
with respect to the Company's 20 most significant customers and maintenance customers listed in Section 3.11(d) of the Company Disclosure Schedule, the underlying master agreements, maintenance agreements, license subscription agreements, license agreements, professional services agreements, joint development agreements, or substantially similar agreements between such customers and the Company or its Subsidiaries;

(iv)
with respect to the Company's 20 most significant vendors listed in Section 3.11(d) of the Company Disclosure Schedule, the underlying vendor agreements, purchase agreements, license agreements, sales agreements, or substantially similar agreements between such vendors and the Company or its Subsidiaries;

(v)
any commission, sales, agency, dealer, marketing, value-added re-seller, remarketer, distribution or other similar agreement (A) with any current employee that would require the payment to any employee under any such contract of an amount in excess of $200,000 during any fiscal year, (B) with any individual consultant, contractor or salesperson that is not an employee that would require the payment to any Person under any such contract of an amount in excess of $100,000 during any fiscal year, (C) with any partner of the Company or any Subsidiaries or providing for the payment of any commissions or other sales compensation to any employees or agents of such partner that would require the payment to any Person under any such contract of an amount in excess of $100,000 during any fiscal year, or (D) relating to the distribution of the Company Products and Services, or the products or services of any other Person that would require the payment to any Person under any such contract of an amount in excess of $250,000 during any fiscal year;

(vi)	any partnership, joint venture or other similar agreement or arrangement;
(vii)
the transaction agreements (it being understood that ministerial closing documents, agreements, certificates and statements need not be disclosed) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise, but excluding acquisitions solely of inventory) and any agreement containing an earn-out or similar provision, in any case either (x) entered into on or after October 10, 2007 or (y) pursuant to which the Company or any of the Subsidiaries has any outstanding obligations;

(viii)	any guaranty of any obligation for Indebtedness or other material guaranty;
(ix)	and agreement relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset;
(x)	any option or franchise agreement;
(xi)
any agreement that (A) expressly restricts the freedom of the Company or any Subsidiary or any of their Affiliates after the Closing Date to compete in any line of business or with any Person or in any geographic area, (B) contains a "most favored nation" or similar provision or (C) other than customer and supplier agreements entered into in the ordinary course of business consistent with past practice, limits the freedom of the Company or any Subsidiary or any of their Affiliates after Closing to solicit, hire or employ any Person;

(xii)
any agreement with (A) any Seller or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote any outstanding voting securities of any Seller or any of its Affiliates, (C) any Person whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Seller or any of its Affiliates or (D) any director or officer of any Seller or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer (collectively, (A) through (D), the "Related Party Agreements");

(xiii)
any agreement pursuant to which the Company or any Subsidiary (A) receives or is granted any license, sublicense or other right to, or covenant not to be sued under, any Intellectual Property Right (other than any license to commercially-available Software with a total replacement cost of $100,000 or less) or (B) grants any license, sublicense or other right to, or covenant not to be sued under, any Intellectual Property Right (other than non-exclusive licenses granted in the ordinary course of business);

(xiv)
any shareholders agreement or similar agreement with or among the Company's stockholders, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Common Stock, including any restriction on the right of a stockholder to vote, sell or otherwise dispose of such Common Stock;

(xv)	any contract relating to capital expenditures and involving aggregate future payments in excess of $200,000;
(xvi)
any contract providing for indemnification by the Company or any of its Subsidiaries, or in favor of the Company or any of the Subsidiaries, other than indemnification provisions arising in the ordinary course of business and consistent with past practices; and

(xvii)
any other agreement with the Company or the Subsidiaries that involves expected aggregate annual payments by any party of $500,000 or more which is not otherwise required to be set forth on Section 3.11 of the Company Disclosure Schedule.

(b)            Each MATERIAL Contract set forth on (or required to be set forth on) Section 3.11 of the Company Disclosure Schedule is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, is enforceable against the Company and/or a Subsidiary that are party thereto, as the case may be, and to the knowledge of the Company is enforceable against each other party thereto, and none of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, sublease, license, arrangement or commitment, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.  True and complete copies of each such MATERIAL Contract has been delivered to Buyer.
(c)            To the knowledge of the Company, no Person who is a party to a MATERIAL Contract is actively renegotiating, any MATERIAL amount paid or payable to the Company or the Subsidiaries under any such MATERIAL Contract or any other MATERIAL term or provision of any such MATERIAL Contract.  None of the Company or the Subsidiaries has received any written notice within one year prior to the date hereof to terminate any MATERIAL Contract by any of the parties to any such MATERIAL Contract.
(d)            Section 3.11(d) of the Company Disclosure Schedule sets forth (i) the names of the 20 most significant customers (by dollar amount of total revenue) of the Company and the Subsidiaries for the years ended May 31, 2011 and May 31, 2012 and the dollar amount of total revenue for each such customer during such periods, (ii) the names of the 20 most significant maintenance customers (by dollar amount of total revenue from software maintenance services) of the Company and the Subsidiaries for the years ended May 31, 2011 and May 31, 2012 and (iii) the names of the ten most significant vendors (by total dollar amount of purchases) of the Company and the Subsidiaries for the years ended May 31, 2011 and May 31, 2012, specifying the total dollar amount of the purchases by the Company and the Subsidiaries from each such vendor for such periods.

Section 3.12	Litigation
.  There is no action, suit, proceeding, or, to the knowledge of the Company, investigation pending against, or to the knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective properties before (or, in the case of threatened actions, suits, or proceedings, would be before) any Governmental Authority or arbitrator which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 3.13	Compliance with Laws and Court Orders
.  Neither the Company nor any of the Subsidiaries is in material violation of, and has not since January 1, 2009 violated in any material respect, and to the knowledge of the Company is not under investigation with respect to or has received written notice of any material violation of, any Applicable Law.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of the Subsidiaries that has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole, or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.
Section 3.14	Properties
.  (a) The Company and the Subsidiaries have good and marketable title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or any material property or asset acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices.  None of such property or assets is subject to any Lien, other than Permitted Liens.
(b)            Section 3.14(b) of the Company Disclosure Schedule sets forth all of the leases, subleases, real estate license agreements and occupancy agreements (the "Leases") for all of the real property leased, subleased, licensed or occupied by the Company or the Subsidiaries (the "Leased Real Property").  Each Lease and lease for personal property is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, is enforceable against the Company and/or a Subsidiary that are party thereto, as the case may be, and to the knowledge of the Company is enforceable against each other party thereto, and none of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such lease, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default thereunder.  True and complete copies of all Leases have been provided to Buyer.
(c)            Neither the Company nor any of the Subsidiaries has received since January 1, 2009 any written notice from any Governmental Authority asserting any material violation or alleged material violation of Applicable Laws with respect to any Leased Real Property that remains uncured as of the date of this Agreement, and the Company and the Subsidiaries are in compliance with any registration requirements and have paid any applicable stamp duties with respect to any leases that are imposed by a Governmental Authority as of the date of this Agreement.
(d)            The Company does not own any real property.
(e)            The tangible property and assets owned or leased by the Company or any Subsidiary, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company or any Subsidiary as currently conducted.
(f)            The Company or its Subsidiary that is either the tenant, subtenant or licensee under the leases, sublease or licenses for leased real property is in possession of the properties purported to be leased, subleased or licensed thereunder, except as set forth on Section 3.14(f) of the Company Disclosure Schedule.

Section 3.15	FDA and International Regulatory Matters
(a)            With only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Subsidiaries are in compliance with all Applicable Laws, statutes (including, but not limited to, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §321 et. seq.), rules, regulations, standards, and orders administered or issued by the U.S. Food and Drug Administration (the "FDA") or any applicable, comparable foreign regulatory Governmental Authority, including requirements related to premarket clearance, exemption from premarket clearance, premarket approval, establishment registration and product listing, medical device reporting, corrections and removals, recalls, import and export requirements, product labeling, promotional materials and advertising, supplier qualification, purchasing controls, product testing, quality system regulation, and good manufacturing practices.
(b)            Neither the Company, the Subsidiaries, nor any of their directors, officers, or, to the Company's knowledge, employees has been charged with, nor received any written notice or other written communication from the FDA or any other Governmental Authority  since October 10, 2007 alleging, any material violation of any Laws by the Company or the Subsidiaries relating to its business.  To the Company's knowledge, the Company, the Subsidiaries and their directors, officers, or employees are not the subject of any investigation that is pending, proposed, or threatened by the FDA or any comparable Governmental Authority.  The Company and the Subsidiaries are not subject to any obligation arising under any civil or criminal judicial, administrative, or regulatory action, FDA inspection, FDA warning letter, FDA untitled letter, FDA notice of violation letter, or any other written communication from FDA or a comparable Governmental Authority or other written notice, response, or commitment made to or with FDA or a comparable Governmental Authority.  To the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in civil or criminal judicial, administrative, or regulatory action, Form FDA-483 inspectional observations, untitled letter, notice of violation letter, warning letter, or similar communication from the FDA, or any comparable Governmental Authority.  No director, officer, or to the knowledge of the Company, employee, consultant or agent of the Company or the Subsidiaries, has been convicted of any crime or, to the knowledge of the Company, engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a.
(c)            As of the date hereof neither the Company nor the Subsidiaries is currently commencing or pursuing any, seizure, denial, withdrawal, recall, detention, field notification, field correction, termination or suspension of manufacturing or marketing, import alert, or safety alert relating to any of the Company Products and Services.
(d)            Section 3.15(c) of the Company Disclosure Schedule sets forth all inspections of the Company or any Subsidiary since January 1, 2009 by the FDA or any comparable Government Authority.
(e)            To the Company's knowledge, each filing, submission, or other communication to the FDA or any comparable Governmental Authority in any other jurisdiction made by the Company or any Subsidiary, was true, accurate and complete in all material respects as of the date made.  To the knowledge of the Company, there is no false or misleading information or significant omission in any product application or other submission to the FDA or other comparable Governmental Authority.  The Company and the Subsidiaries have notified the FDA and all such Governmental Authorities of any changes to such filings or submissions as required by Applicable Law.
(f)            The Company and the Subsidiaries possess all applicable certificates, authorizations, permits, registrations, clearances, approvals, and licenses issued, and exemptions (including 510(k) premarket notification and investigational device exemptions) authorized by the FDA and comparable foreign Governmental Authorities necessary to conduct its business and to research, develop, manufacture, process, produce, sell, market, distribute, transport, import and export its products ("FDA Permits").  The Company and the Subsidiaries has fulfilled all material obligations under each FDA Permit, and, to the Company's knowledge, no event has occurred that would reasonably be expected to constitute a violation or to cause revocation or termination of any such FDA Permit.  The Company or a Subsidiary, as applicable, is the sole and exclusive owner of the pending, cleared, and approved 510(k) premarket notifications, premarket approval applications, and investigational device exemption applications set forth on Section 3.15(f) of the Company Disclosure Schedule, each of which is valid and existing in full force and effect, and may be assigned to, transferred to, or assumed by Buyer in accordance with this Agreement.  To the Company's knowledge, neither the FDA nor any other comparable Governmental Authority has delivered written notice to the Company or the Subsidiaries that it is considering limiting, suspending or revoking any such FDA Permit or changing the regulatory classification or labeling of any of the Company Products and Services.

Section 3.16	Company Products and Services.
  To the knowledge of the Company, since October 10, 2007 each of the Company Products and Services has been provided in conformity in all material respects with (i) the applicable specifications and agreements, pursuant to which the Company or any of the Subsidiaries provide such Company Products and Services to their customers and (ii) all applicable express specifications and warranties of use furnished by the Company or any of the Subsidiaries with respect to such Company Products and Services, in each case other than with respect to routine maintenance services and bug fixes required in the ordinary course of business.  A copy of the current standard terms and conditions of sale, license, or lease for each of the Company Products and Services to the Company's and the Subsidiaries' customers (which standard terms and conditions are routinely altered by the Company and the Subsidiaries in connection with negotiations with their customers) has been made available to Buyer.
Section 3.17	Intellectual Property.
  (a) Section 3.17 of the Company Disclosure Schedule contains a true and complete list of (i) each of the registrations and applications for registration included in the Owned Intellectual Property Rights and (ii) all Software included in the Owned Intellectual Property Rights (A) from which the Company or any Subsidiaries have derived any licensing or maintenance revenue within the past twenty-four months or (B) which is presently under development by the Company or a Subsidiary and reasonably expected to generate significant future revenues (the "Owned Software").
(b)            The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary for the conduct of the business of the Company and the Subsidiaries as currently conducted, and there exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights except as set forth in any MATERIAL Contract.  The consummation of the transactions contemplated by this Agreement will not, after the Closing Date, encumber any Intellectual Property Right of the Company or any Subsidiary or any of their Affiliates after the Closing Date except as set forth in any MATERIAL Contract.
(c)            None of the Company, the Subsidiaries and the conduct of their respective businesses has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.  There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of the Subsidiaries (i) challenging the ownership or validity of, or the rights of the Company or any Subsidiary in, any of the Owned Intellectual Property Rights, or the rights of the Company or any Subsidiary to use any Licensed Intellectual Property Rights, or (ii) alleging that the Company, any of the Subsidiaries or the conduct of their respective businesses has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, and neither the Company nor any Subsidiary has received any written claim or notice of the forgoing in the three (3) year period prior to the date hereof.
(d)            None of the Owned Intellectual Property Rights material to the operation of the business of the Company and the Subsidiaries has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all such Owned Intellectual Property Rights are valid and enforceable.
(e)            The Company and the Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property Rights and hold all their right, title and interest in and to the Owned Intellectual Property Rights free and clear of any Lien other than Permitted Liens.  The Company and the Subsidiaries have taken commercially reasonable actions to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including, where commercially reasonable, payment of applicable maintenance fees and filing of applicable statements of use.
(f)            To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right.  The Company and the Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all Owned Intellectual Property Rights and Licensed Intellectual Property Rights, in each case to the extent the value of which is contingent upon maintaining the confidentiality thereof, and since January 1, 2009 no such Intellectual Property Rights that are material to the business or operation of the Company or any Subsidiary have been disclosed other than to employees, representatives and agents of the Company or any Subsidiary bound by written confidentiality agreements.
(g)            All Owned Software was (i) developed by employees of the Company or the Subsidiaries working within the scope of their employment, (ii) developed by Persons who have executed effective instruments of assignment in favor of the Company or the Subsidiaries with respect to all of such Persons' right, title and interest in and to such Software, or (iii) acquired pursuant to acquisitions in which the Company or the Subsidiaries obtained all right, title and interest in and to such Software.
(h)            Section 3.17(h) of the Company Disclosure Schedule accurately identifies and describes (i) each item of Open Source Software that is contained within, distributed with, or embedded in any Owned Software, and (ii) the Owned Software to which each such item of Open Source Software relates (including whether such Open Source Software has been modified by or for the Company or any of the Subsidiaries with respect to such applicable Owned Software).  No Owned Software contains, is derived from or is distributed with, any Open Source Software that is licensed under any terms that impose or could impose (A) a requirement or condition that such Owned Software or any part thereof (x) be disclosed or distributed in source code form, (y) be licensed for the purpose of making modifications or derivative works, or (z) be redistributable at no charge, or (B) any other significant limitation, restriction or condition on the right or ability of the Company and the Subsidiaries to use or distribute any Owned Software of similar effect (which shall not, for the avoidance of doubt, include any attribution requirements or pass-through license requirement).  Neither the Company nor any of the Subsidiaries is in material violation of the terms and conditions of any license pertaining to any Open Source Software.
(i)            Section 3.17(i) of the Company Disclosure schedule lists as of the date hereof each current or contingent right of any third party to obtain access to any source code included in the Owned Software.  No source code included in the Owned Software or, to the knowledge of the Company, the Licensed Intellectual Property Rights, has been released from escrow or otherwise been made available to any third party (other than directly by the Company or any of the Subsidiaries, subject to appropriate obligations of confidentiality, solely to the extent necessary for such third party to conduct, or provide materials or services for, development work or support for or on behalf of the Company or any of the Subsidiaries).
(j)            The IT Assets operate and perform in a manner that permits the Company and the Subsidiaries to conduct their respective businesses as currently conducted in all material respects.  To the knowledge of the Company, since January 1, 2009 no Person has gained unauthorized access to any of the IT Assets.  The Company and the Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 3.18	Insurance Coverage
.  Section 3.18 of the Company Disclosure Schedule sets forth the insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds have been timely paid and the Company and the Subsidiaries have otherwise complied with the terms and conditions of all such policies and bonds to the extent required for the continuation of such policies and bonds on the terms currently in effect for the current term of the policy.  Each such policy of insurance and bonds is in full force and effect.  The Company has no knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.  Other than with respect to the Company's medical and prescription drug coverages and short term disability coverage, neither the Company nor any of its Subsidiaries currently maintains any self insurance or co insurance programs.
Section 3.19	Licenses and Permits
.  Except as set forth on Section 3.19 of the Company Disclosure Schedule, (i) all licenses, franchises, permits, certificates, approvals or other similar authorizations, in each case obtained from a Governmental Authority, affecting, or relating in any way to, the facilities, products, assets or business of the Company and the Subsidiaries (the "Permits") are valid and in full force and effect, (ii) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.  The Company and each of the Subsidiaries have made all material filings with Governmental Authorities and have received all Permits necessary to conduct and operate their businesses as currently conducted or operated and to permit the Company or any of the Subsidiaries to own or use its assets in the manner in which such assets are currently owned or used.  Section 3.19 of the Company Disclosure Schedule correctly describes each MATERIAL Permit together with the name of the Governmental Authority issuing such Permit.
Section 3.20	Receivables
.  All accounts, notes receivable and other receivables reflected on the Balance Sheet or arising subsequent to the Balance Sheet Date represent sales made by the Company and its Subsidiaries in the ordinary course of business pursuant to bona fide transactions involving goods delivered or services rendered by the Company or its Subsidiaries, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet.
Section 3.21	Finders' Fees
.  Except for Jefferies & Company, Inc., whose fees and expenses will be paid as set forth in Section 2.02(a)(viii), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.22	Employees
. The Company has furnished to Buyer a schedule that sets forth, as of the date of this Agreement, for each employee of the Company or any of the Subsidiaries, such employee's name or employee identification number, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date) and whether exempt from the Fair Labor Standards Act, annual salary or wage rate, most recent annual bonus received and current annual bonus opportunity. Such schedule separately sets forth, for each individual independent contractor engaged by the Company or any of the Subsidiaries, such contractor's name, duties and rate of compensation.  As of the date hereof, to the Company's knowledge, no employee with an annual base salary of $120,000 or more has notified the Company or any of the Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.
Section 3.23	Labor Matters
. Neither the Company nor any of the Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement and, to the Company's knowledge, within the past three (3) years there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider. There are no unfair labor practice complaints pending or, to the Company's knowledge, threatened against the Company or any of the Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company's knowledge, threatened against the Company or any of the Subsidiaries.  The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.  Neither the Company nor any of the Subsidiaries has taken any action that would reasonably be expected to cause Buyer or any of its Affiliates to have any material liability or other obligation following the Closing Date under WARN.
Section 3.24	Employee Benefit Plans.
(a) Section 3.24(a) of the Company Disclosure Schedule lists each Employee Plan (other than employment and consulting agreements that provide for annual compensation of less than $100,000 per year) and specifies whether such plan is a U.S. Plan or an International Plan. For each U.S. Plan, the Company has furnished to Buyer a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable (other than employment and consulting agreements that provide for annual compensation of less than $100,000 per year), (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto, (ii) the current prospectus or summary plan description and all summaries of material modifications, (iii) the most recent favorable determination or opinion letter from the IRS, (iv) the most recent annual return/report (Form 5500) and accompanying schedules and attachments thereto, (v) the most recently prepared actuarial report and financial statement, (vi) all documents and correspondence relating thereto received from or provided to the IRS, the Department of Labor or any other Governmental Authority since January 1, 2009, (vii) all current administrative and other service contracts and amendments thereto with third-party services providers, (viii) all current employee handbooks, manuals and policies. For each International Plan, the Company has furnished to Buyer documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in the preceding sentence.
(b)            Each Employee Plan that is a U.S. Plan has been maintained in compliance in all material respects with its terms and all Applicable Laws, including ERISA and the Code. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Company's knowledge, is threatened against or threatened to involve, any Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS and the Department of Labor which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
(c)            Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a material penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.
(d)            Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has any liability with respect to, any plan subject to Title IV of ERISA, including any "multiemployer plan" (as defined in Section 3(37) of ERISA). Neither the Company nor any of the Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law).  Each administrative or other service agreement between the Company or any of its Subsidiaries and any third-party service provider that relates to any Employee Plan may be cancelled without penalty on not more than 60 days' prior notice.
(e)            Each Option was granted with an exercise price that is not less than the fair market value of the Class 2 Share as of the grant date.  Neither the Company nor any of the Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.  No Employee Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.  A portion of the payments and benefits that were provided to certain "disqualified persons" within the meaning of Section 280G of the Code in connection with the transactions contemplated by the Recapitalization Agreement, dated as of November 19, 2010, by and among the Company, Sponsor Holdings and the stockholders and optionholders of the Company, were approved pursuant to a shareholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code (including without limitation the entity shareholder rules under Treasury Regulation Section 1.280G-1, Q&A-7(b)(3)) such that no "excess parachute payments" within the meaning of Section 280G of the Code were made to any current or former Service Providers in connection with the transactions contemplated by such agreement.
(f)            Except as otherwise expressly provided for under this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or (iii) limit or restrict the right of the Company or any of the Subsidiaries or, after the Closing, Buyer or any of its Affiliates, to merge, amend or terminate any Employee Plan.
(g)            Each International Plan (i) has been maintained in compliance in all material respects with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles or applicable legal requirements. From and after the Closing Date, the Company and its Subsidiaries will receive the full benefit of any funds, accruals and reserves under the International Plans.

Section 3.25	Environmental Matters
(a)            The Company and the Subsidiaries have obtained and possess all material Environmental Permits.
(b)            The Company and the Subsidiaries are in compliance in all material respects with all terms and conditions of such Environmental Permits and are also in compliance in all material respects with all other Environmental Laws and any written notice or demand letter issued, entered, promulgated or approved thereunder.
(c)            Neither the Company nor any of the Subsidiaries has received, within the three years prior to the date hereof, any written notice of violations or liabilities arising under Environmental Laws, including any investigatory, remedial or corrective obligation, relating to the Company, the Subsidiaries or their respective properties or facilities and arising under Environmental Laws, the subject of which is unresolved.
(d)            The Company has made available to Buyer all material environmental site assessments, environmental audit reports and written notices of environmental violations or environmental liabilities relating to the Company or any of the Subsidiaries, or any of their respective facilities, to the extent such documents are in the possession of the Company.
(e)            To the Company's knowledge, since January 1, 2009 there has been no discharge, disposal, dumping, injection, pumping, deposit, spill, leak, emission or release or threatened release ("Release") of any Hazardous Substances from, to, at, on or under any property or facility currently or formerly owned, leased or operated by the Company or any of the Subsidiaries which Release would reasonably be expected to result in a material liability to the Company or any of the Subsidiaries.
(f)            Neither the Company nor any of the Subsidiaries owns, leases or operates any real property or facility in New Jersey or Connecticut.

Section 3.26	Health Information
.  (a) The receipt, use, and disclosure by the Company and the Subsidiaries of Protected Health Information comply and have complied since January 1, 2009 (or such later date on which the relevant Law shall have taken effect), and, to the knowledge of the Company, the receipt, use, and disclosure by any third parties used by the Company or any of its Subsidiaries to receive, transmit, use or disclose Protected Health Information comply, in all material respects, with: (i) the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 as amended ("HIPAA"); (ii) the regulations promulgated by the Secretary of the U.S. Department of Health and Human Services to implement the administrative simplification provisions of Title II, Subtitle F of HIPAA ("HIPAA Regulations"); (iii) the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. parts 160 and 164 (subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information, 45 C.F.R. parts 160 and 164 (subparts A and C), and the Standards for Electronic Transactions and Code Sets, 45 C.F.R. parts 160 and 162; (iv) the Health Information Technology for Economic and Clinical Health Act at Section 13400 et seq. of the American Recovery and Reinvestment Act of 2009 and regulations promulgated thereunder ("ARRA"); and (v) any United States state Laws regulating individually identifiable health information applicable to the operations of the Company or its Subsidiaries (collectively, the "Health Information Laws").  To the extent the Company or any of the Subsidiaries is not or has not been in compliance with any Health Information Law, to the knowledge of the Company, none of the Company or any of the Subsidiaries has any material liabilities to any third party resulting from such noncompliance.   To the knowledge of the Company, neither the Company nor any of the Subsidiaries is under investigation nor subject to any outstanding fine or criminal or civil penalty by any Governmental Authority for reasons of violation of any Health Information Law.  For purposes of this Section 3.26, the term "Protected Health Information" shall have the meaning assigned to that term in Section 103 of 45 C.F.R. Part 160.
(b)            The Company is in compliance in all material respects with all contractual commitments of the Company relating to privacy and security of Protected Health Information (the "Privacy Commitments").
(c)            Neither the Company nor any Subsidiary has had any unauthorized use or disclosure of Protected Health Information since January 1, 2009 that would constitute (i) a successful "security incident" (as defined in 45 C.F.R. § 164.304), (ii) a "breach" (as defined in 45 C.F.R. § 164.402) that would require the Company or a Subsidiary, as the case may be, to provide notice under 16 C.F.R. § 164.404 or (iii) a breach under state data breach notification laws that require notification under those state data breach notification laws.
(d)            The Company and the Subsidiaries do not outsource any operation or give access to customer data to a third-party that is based outside of the United States.
(e)            Since January 1, 2009, the Company and the Subsidiaries have not received any written inquiry from the U.S. Department of Health and Human Services or any other Governmental Authority regarding the Company or any of the Subsidiaries alleging that the Company or a Subsidiary is not in compliance with Health Information Laws.  To the knowledge of the Company, no complaint has been filed with the U.S. Department of Health and Human Services or any other Governmental Authority regarding the Company's or the Subsidiaries' compliance with Health Information Laws.

Section 3.27	Foreign Corrupt Practices Act
.  Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, agents, distributors or representatives, nor, to the knowledge of the Company, any of its affiliates or their respective directors, officers, employees, agents, or representatives, has taken any action (a) in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any "foreign official" within the meaning of the FCPA (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage or (b) in violation of, or that requires disclosure under, the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the "FCPA"), the Bribery Act 2010 (c.23) (U.K.) the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, or any similar Applicable Law.
Section 3.28	United States Healthcare Fraud and Abuse Law Compliance
.  (a) Neither the Company nor the Subsidiaries nor to the Company's knowledge, any of the Company's or the Subsidiaries' third party resellers, nor any of the Company's or Subsidiaries' officers, directors or employees: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid or any other Federal Health Care Programs; (ii) has been debarred, excluded or suspended from participation in Medicare, Medicaid or other Federal Health Care Programs; (iii) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act; (iv) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or the U.S. Department of Health and Human Services Office of Inspector General's List of Excluded Individuals/Entities; or (v) to the Knowledge of the Company, is the target or subject of any current investigation relating to any Medicare, Medicaid or other Federal Health Care Program-related offense.
(b)            Neither the Company nor the Subsidiaries, nor any of the Company's or Subsidiaries' officers, directors or managing employees or agents (as those terms are defined in 42 C.F.R. § 1001.1001) has engaged in any activity that is in violation of the federal Medicare or federal or state Medicaid statutes; Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn); the federal TRICARE statute (10 U.S.C. § 1071 et seq.); the False Claims Act (31 U.S.C. § 3729 et seq.), the False Statements Accountability Act (18 U.S.C. § 1001); the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); 18 U.S.C. § 287; the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347); or related regulations; or substantially similar state laws or regulations; including:
(i)	making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(ii)	making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;
(iii)
soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Federal Health Care Program, or (B) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by any Federal Health Care Program; or

(iv)
offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program, or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program.

(c)            To the Company's knowledge, no Person has filed or has threatened to file against the Company or any of the Subsidiaries a claim or action under any federal or state whistleblower statute, including the False Claims Act (31 U.S.C. § 3729 et seq.).
Section 3.29	Certain Third Party Rights
.  Other than the stockholders or lenders of the Company and the Subsidiaries, no Person has any contractual right to financial statements of the type attached pursuant to Section 3.07 of the Company Disclosure Schedule or substantially similar financial information of the Company and the Subsidiaries.
Section 3.30	Disclaimer
.  Except as expressly set forth in this Article 3, and in Article 4, Article 9 and Section 12.07 hereof, neither the Company nor the Sellers make any representation or warranty, express or implied, at law or in equity with respect to the execution and delivery of this Agreement and the transactions contemplated hereby and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary, (a) none of the Sellers, the Company, the Sponsor Holdings Owners or Sellers' Representative shall be deemed to make to Buyer any representation or warranty other than as expressly made by such Person in this Agreement and (b) none of the Sellers, the Company, the Sponsor Holdings Owners or Sellers' Representative make any representation or warranty to Buyer with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Buyer or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company or any of its Subsidiaries, or (ii) except as expressly covered by a representation and warranty contained in this Article 3, Article 4, Article 9 and Section 12.07, any other information or documents (financial or otherwise) made available to Buyer or its counsel, accountants or advisors with respect to the Company or any of its Subsidiaries. Buyer hereby acknowledges and agrees to such disclaimer and that, except to the extent specifically set forth in this Article 3, Article 4, Article 9 and Section 12.07, Buyer is purchasing Shares on an "as is, where is" basis.
ARTICLE 4
Representations And Warranties Of The Sellers
Each Seller (solely with respect to itself and not with respect to any other Seller) represents and warrants to Buyer as of the date hereof and as of the Closing Date that:
Section 4.01	Existence and Power
.  Each Seller that is not a natural person is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation with requisite power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair such Seller's ability to effect the transactions contemplated by the Transaction Documents to which it is a party. Each Seller who is a natural person has full legal capacity, rights and authority to perform his or her obligations under the Transaction Documents to which it is a party and consummate the transactions contemplated hereby and thereby.
Section 4.02	Authorization
.  The execution, delivery and performance by each Seller of the Transaction Documents to which it is a party that is not a natural person and the consummation of the transactions contemplated hereby (i) are within such Seller's corporate (or equivalent) powers, (ii) will not violate any organizational documents, shareholder agreements or other equivalent agreements between the holders of equity interests in such Seller, (iii) have been duly authorized by all necessary action on the part of such Seller and any holders of equity interests in such Seller and (iv) are not subject to any additional consent by any holder of equity interests in such Seller.  The Transaction Documents to which each Seller is a party constitute valid and binding agreements of each Seller enforceable against such Seller in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and as limited by the availability of specific performance and other equitable remedies or general principles of equity).
Section 4.03	Governmental Authorization
.  The execution, delivery and performance by each Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than compliance with any applicable requirements of the HSR Act.
Section 4.04	Noncontravention
.  The execution, delivery and performance by each Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (ii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right (of a third party or otherwise) of termination, cancellation or acceleration of any right or obligation of such Seller, or give rise to a loss of any material benefit to which such Seller is entitled, in each case for this clause (ii) under any provision of any material contract to which it is a party, except in the case of clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement in a timely manner.
Section 4.05	Ownership of Shares
.  Each Seller is the record and beneficial owner of the Shares set forth next to such Seller's name on Exhibit H hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares) other than any restrictions under the Securities Act of 1933, as amended, and, assuming the accuracy of Buyer's representations and warranties in Section 5.06, will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction.  Each Seller is not a party to any option, warrant, right, contract, call, pledge, put or other agreement or commitment provision for the disposition or acquisition of such Seller's interest in the Company and such Seller is not part to any voting trust, proxies or other agreements or understanding with respect to the voting of the equity interests of the Company or any of the Subsidiaries.
Section 4.06	Litigation
.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of each Seller, threatened against or affecting, such Seller which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 4.07	Finders' Fees
.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE 5
Representations and Warranties of Buyer
Buyer represents and warrants to Sellers as of the date hereof and as of the Closing that:
Section 5.01	Corporate Existence and Power
.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
Section 5.02	Corporate Authorization
.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.  The Transaction Documents to which Buyer is a party constitute valid and binding agreements of Buyer (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and as limited by the availability of specific performance and other equitable remedies or general principles of equity).
Section 5.03	Governmental Authorization
.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with any applicable requirements of the HSR Act and compliance with any applicable requirements of the 1934 Act.
Section 5.04	Noncontravention
.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 5.03, violate any material Applicable Law.
Section 5.05	Financing
.  Buyer has, and will have at the Closing, sufficient cash and available lines of credit to enable it to make payment of all amounts required to be paid by Buyer pursuant to the terms of this Agreement (including the payments pursuant to Section 2.02), and all of its and its representatives' fees and expenses incurred in connection with the transactions contemplated by this Agreement.  Further, and for avoidance of doubt, Buyer's obligations to effect the transactions contemplated by this Agreement shall not be subject to its ability to obtain debt financing nor shall they be subject to any form of financing contingency.
Section 5.06	Purchase for Investment
.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.
Section 5.07	Litigation
.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 5.08	Finders' Fees
.  Except for Barclays Bank PLC, whose fees, commissions and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary, which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 5.09	Due Diligence Review
. Buyer acknowledges that it is entering into the transactions contemplated by this Agreement based on its own investigations and, except for the specific representations and warranties made by the Company or the Sellers in Article 3, Article 4, Article 9 and Section 12.07, it is not relying upon any representation or warranty of the Company or any Affiliate thereof or any officer, director, employee, agent or advisor, or any of them, nor upon the accuracy of any record, projection or statement made available or given to Buyer in the performance of such investigation.
ARTICLE 6
Covenants of Sellers and the Company
Section 6.01	Conduct of the Company
.  From the date hereof until the Closing Date, the Company shall and shall cause the Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, pay its Indebtedness and Taxes when due (subject to extensions) and conduct its cash management and product pricing policies or practices (including, without limitation, with respect to maintenance of working capital balances, collection of (or discount of) accounts receivable or trade loading practices or any other promotional sales or discount activity, payment of accounts payable, commissions, accrued liabilities and other liabilities and credit policies) in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain intact relationships with its customers, lenders, suppliers and others having material business relationships with it, (C) maintain its books and records, insurance policies and Intellectual Property Rights (D) maintain in effect all of its Permits and (E) comply with all of its obligations owed to its directors, officers and key employees, in each case, consistent with past practice and in accordance, in all material respects, with Applicable Law.  Without limiting the generality of the foregoing, except as expressly contemplated by the Transaction Documents, the Company shall not and shall not permit the Subsidiaries to without the prior written consent of Buyer:
(a)            amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
(b)            split, combine or reclassify any shares of capital stock of the Company or any Subsidiary or declare, set aside or pay any non-cash dividend or other distribution in respect of the capital stock of the Company or any Subsidiary, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;
(c)            (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities, other than the issuance of any Subsidiary Securities to the Company or any other Subsidiary or upon the exercise of Options or (ii) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
(d)            incur any capital expenditures or any obligations or liabilities in respect thereof, except pursuant to the Company's and its Subsidiaries' budget for capital expenditures and not to exceed $100,000 individually or $250,000 in the aggregate;
(e)            acquire by merging or consolidating with, or by purchasing a substantial portion of the equity or assets of, any business or Person or division thereof (other than inventory) or otherwise acquire or license any assets or properties outside of the ordinary course of business;
(f)            sell, lease, sublease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company's or any Subsidiary's assets, securities, properties, interests or businesses, other than (i) pursuant to existing agreements set forth on Schedule 6.01(e) or (ii) any sale of Company Products and Services in the ordinary course of business consistent with past practice;
(g)            other than in connection with actions permitted by Section 6.01(d) or Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in accordance with contracts, entered into by the Company or the Subsidiaries in the ordinary course of business consistent with past practice;
(h)            create, incur, assume or guarantee any Indebtedness, except for (i) borrowing in an amount not to exceed $500,000, or (ii) under the Company's revolving credit facility existing on the date hereof solely to the extent necessary to fund capital expenditures in a manner consistent with the Company's and its Subsidiaries' budget for capital expenditures and ordinary working capital requirements;
(i)            (i) enter into any agreement that expressly restricts the freedom of the Company or any Subsidiary after the Closing Date to compete in any line of business or with any Person or in any geographic area or (ii) enter into, renew, extend, amend or modify in any material respect or terminate any agreement or Lease required to be disclosed by Section 3.11 or Section 3.14(b) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of the Subsidiaries, in the case of this clause (ii), other than agreements for the provision of Company Products and Services in the ordinary course of business consistent with past practice;
(j)            except as required by Applicable Law or the terms of an Employee Plan as in effect on the date hereof, (i) other than pursuant to the Company's and its Subsidiaries' existing severance policies and practices as set forth in Section 3.23(a) of the Company Disclosure Schedule and in an amount not to exceed $100,000 in the aggregate for all terminated employees, grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider, (ii) increase the compensation or benefits provided to any current or former Service Provider, (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (iv) establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement or (v) hire any employees other than new or replacement employees hired in the ordinary course of business and to the extent the compensation expense of the Company and its Subsidiaries would remain within the budgets of the Company and its Subsidiaries following the hiring of such employees;
(k)            (i) change the Company's methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants or (ii) revalue any assets, including the writing off of notes or accounts receivable, except in the ordinary course of business consistent with prior practice;
(l)            settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any Subsidiary, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;
(m)            (i) make or change any material Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any method of Tax accounting, (iv) file any amended Tax Return, (v) enter into any closing agreement, (vi) settle any Tax claim or assessment, other than with respect to any state or local Tax audits where the net amount payable by the Company or any Subsidiary is less than $100,000 in the aggregate, (vii) surrender any right to claim a Tax refund, offset or other reduction in Tax liability or (viii) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
(n)            sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien on, any Owned Intellectual Property Rights or Licensed Intellectual Property Rights other than in the ordinary course of business consistent with past practice (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets;
(o)            enter into any Related Party Agreements or make any payments to any Seller, Sponsor Holdings Owner or any of their Affiliates except as set forth in Section 6.01(o) of the Company Disclosure Schedule; or
(p)            agree, resolve or commit to do any of the foregoing.

Section 6.02	Access to Information; Confidentiality
.  (a) From the date hereof until the Closing Date, the Company will, and will cause the Subsidiaries to (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries during regular business hours and with reasonable prior written notice, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Sellers or the Company or any Subsidiary to cooperate with Buyer in its investigation of the Company or any Subsidiary; provided, that Buyer shall coordinate all contact with any of the Company's or the Subsidiaries' employees through the President, Chief Financial Officer or Vice President of Human Resources of the Company.  The Company will, and will cause the Subsidiaries to, provide Buyer and its representatives copies of its internal financial statements promptly upon request and use commercially reasonable efforts to cause Ernst & Young and the Company's other auditors, if any, to furnish their work papers in respect of the Company and the Subsidiaries.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or the Company.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers hereunder.
(b)            As of the Closing and for a period of two years following the Closing, each Seller and each Sponsor Holdings Owner agrees that it will not, directly or indirectly, and shall use its commercially reasonable efforts to cause its partners, directors, members, officers, employees, agents or other representatives not to, (i) disclose any Confidential Information to any third party without the prior written consent of Buyer or (ii) use any Confidential Information for its own purposes or for any purposes other than those of the Buyer or the Company;  provided, that all obligations of Seller and Sponsor Holdings Owners under this Section 6.02(b) with respect to Confidential Information that constitutes a trade secret (as such term is defined under the Uniform Trade Secrets Act) shall survive until such information is no longer a trade secret.  Notwithstanding the previous sentence, the provisions of this paragraph will not apply to Confidential Information that (A) is or otherwise becomes generally known or publicly available through no act or omission of any Seller, Sponsor Holdings Owner or any Person or entity acting by or on behalf of such Seller or Sponsor Holdings Owner, (B) becomes available to such Seller or Sponsor Holdings Owner from a source other than Buyer, the Company or the Subsidiaries on a non-confidential basis; provided that the source of such Confidential Information was not known by such Seller or such Sponsor Holdings Owner to be bound by a confidentiality obligation with respect to such Confidential Information or (C) has been independently acquired or developed by such Seller or Sponsor Holdings Owner without using any Confidential Information or violating any of its obligations under this Agreement.   Notwithstanding the foregoing, each Seller and each Sponsor Holdings Owner shall be permitted to make disclosures concerning the Company and its Subsidiaries (1) of financial information customarily disclosed to its limited partners, investors or regulators, solely to the extent disclosed in confidence pursuant to customary confidentiality agreements and in no greater detail than historically provided by such Seller or Sponsor Holdings Owner to limited partners, investors or regulators, (2) in connection with any Tax Returns filed by such Seller, Sponsor Holdings Owner and its Affiliates, solely to the extent required to adequately complete such Tax Returns and (3) for the limited purpose of pursuing or defending indemnification claims (or the matters underlying such indemnification claims) or in connection with any dispute between Buyer, on the one hand, any Seller or Sponsor Holdings Owner, on the other hand.  The obligation of each Seller and each Sponsor Holdings Owner to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar confidential information.  In the event that any Seller of Sponsor Holdings Owner is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process, or by law, regulation or judicial or other governmental order) to disclose any Confidential Information during the two years following the Closing, such Person will (unless prohibited by law, regulation or judicial or other governmental order) give Buyer prompt written notice of such request or requirement so that Buyer may, at Buyer's expense, seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and each such Person will, at Buyer's expense, take such actions as Buyer may reasonably request to cooperate with Buyer to obtain such protective order.  In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the relevant provisions of this Agreement, such Person will furnish only that portion of the Confidential Information which is legally required to be disclosed.  "Confidential Information" means (i) proprietary or confidential information belonging to the Company or the Subsidiaries, (ii) any data or information belonging to the Company or the Subsidiaries with respect to the conduct of the business of the Company or the Subsidiaries that is commercially valuable to the Company or the Subsidiaries or (iii) any of the Company's or the Subsidiaries' trade secrets.
(c)            The parties hereto agree to keep the terms of the Transaction Documents confidential except (i) to the extent that Buyer determines that disclosure of the Transaction Documents or the terms thereof are required by Applicable Law, the rules, regulations or guidance of any securities exchange, or for financial, securities exchange or other public reporting purposes (it being understood that Buyer intends to publicly disclose this Agreement), (ii) pursuant to inquiries or requests from Governmental Authorities, and (iii) for disclosure of such terms to each party's respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses; provided that with respect to disclosure to accountants, advisors and other representatives, so long as such Persons agree to keep the terms of this Agreement confidential.

Section 6.03	Notices of Certain Events
.  From and after the date hereof until the Closing, each Seller (solely with respect to such Seller) or the Company (as applicable) shall after becoming aware of any of the following promptly notify Buyer of:
(a)            any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;
(b)            any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(c)            any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against such Seller or the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement; and
(d)            any inaccuracy of any representation or warranty, or any failure of any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it, contained in this Agreement at any time during the term hereof, in each case, that would reasonably be expected to cause the conditions set forth in Section 11.02(b) or Section 11.02(c) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 6.04	Resignations
.  Except as otherwise directed by the Buyer not less than three Business Days prior to the Closing, the Company will deliver to Buyer the resignations of (i) all directors of the Company and each Subsidiary and (ii) all officers of the Company and each Subsidiary, in each case, who will be officers, directors or employees of any of the Sellers or any of their Affiliates after the Closing Date, from their positions with the Company or any Subsidiary, in each case effective as of the Closing.  For the avoidance of doubt, all such resignations shall be solely in such Person's capacity as a director and/or officer of the Company or its Subsidiaries and not in his or her capacity as an employee of the Company or its Subsidiaries.
Section 6.05	Deposit Account Control Agreements; Physical Collateral
.  The Company shall use commercially reasonable efforts to obtain the release of all deposit account control agreements and physical collateral by its lenders at Closing.
Section 6.06	Trademarks/Tradenames
.  As soon as is reasonably practicable following the Closing, and in any event within 10 Business Days of the Closing Date, each Seller shall, and shall cause its respective Affiliates to, (a) as applicable, change their legal names so as not to include the term "Sunquest" or any other trademark, service mark or other source identifier owned by the Company or any of the Subsidiaries, or any other mark that is a derivative thereof or confusingly similar thereto (collectively, the "Company Marks"), and (b) cease all uses of the Company Marks; provided that this Section 6.06(b) shall not limit or restrict any such Seller and its respective Affiliates from making any use of the Company Marks that is factual in nature and limited to historical or reference purposes.
ARTICLE 7
Covenants of Buyer
Buyer agrees that:
Section 7.01	Confidentiality
.  Subject to Section 8.04, which the parties agree shall take precedence with respect press releases or public announcements related to this Agreement or the transactions contemplated herein, Buyer acknowledges that, prior to the Closing or after the termination of this Agreement pursuant to Article 13, that the confidentiality agreement by and between Buyer and the Company, dated as of March 26, 2012, (the "Confidentiality Agreement") shall remain in full force and effect pursuant to its terms, and the terms of this Agreement and all documents and agreements referenced herein shall be Confidential Information (as defined in the Confidentiality Agreement). The parties agree that the Confidentiality Agreement shall terminate at Closing; provided that the Confidentiality Agreement shall continue in accordance with its terms solely with respect to any financial information relating to the Sellers or Sponsor Holdings Owners or their respective equityholders provided to Buyer prior to the Closing.
Section 7.02	Access
.  On and after the Closing Date, Buyer will cause the Company and each Subsidiary to afford promptly to Sellers' Representative and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Sellers' Representative to determine any matter relating to Sellers' rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Sellers' Representative shall not unreasonably interfere with the conduct of the business of Buyer.  Sellers' Representative will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the Company or any Subsidiary provided to it pursuant to this Section 7.02.
Section 7.03	Directors and Officers Indemnification
.  (a) For a period of six years after the Closing, Buyer shall not, and shall not permit the Company or any of the Subsidiaries to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the Company's or any of the Subsidiaries' articles of incorporation or bylaws (or equivalents) relating to the exculpation or indemnification of any officers or directors, it being the intent of the parties hereto that the officers and directors of the Company and the Subsidiaries on the date hereof shall continue to be entitled to such exculpation and indemnification to the full extent of the law.
(b)            At or prior to the Closing, the Company shall obtain, maintain and fully pay for irrevocable "tail" insurance policies naming the current and former officers and directors of the Company and the Subsidiaries (collectively, the "D&O Indemnitees") as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' liability insurance in an amount and scope at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Closing Date.  Buyer shall not, and shall cause the Company to not, cancel or change such insurance policies in any respect.

Section 7.04	Notices of Certain Events
.  From and after the date hereof until the Closing, Buyer shall after becoming aware of any of the following promptly notify the Company and Sellers of:
(a)            any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;
(b)            any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(c)            any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against Buyer that, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Section 5.07 or that relate to the consummation of the transactions contemplated by this Agreement; and
(d)            any inaccuracy of any representation or warranty, or any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it, contained in this Agreement at any time during the term hereof, in each case would that reasonably be expected to cause the conditions set forth in Section 11.01(b) or Section 11.01(c) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.
ARTICLE 8
Covenants of Buyer and Sellers
Buyer and Sellers agree that:
Section 8.01	Reasonable Best Efforts; Further Assurances
.  Subject to the terms and conditions of this Agreement, each of Buyer, each Sponsor Holdings Owner and each Seller and the Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, tax certificates and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Company's, Subsidiaries' or any of their respective Affiliates' businesses, assets or properties.  Each Seller, each Sponsor Holdings Owner and Buyer agrees, and Buyer, after the Closing, agrees to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate the transactions contemplated by this Agreement.
Section 8.02	Regulatory Approval
(a)            In furtherance and not in limitation of the foregoing, each of Buyer and each Seller (and, to the extent necessary, each Sponsor Holdings Owner) shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act  and (ii) subject to the proviso in Section 8.01 to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the initial waiting period under the HSR Act.  Each of Buyer and the Company shall pay one half of the HSR filing fee.
(b)            In connection with the efforts referenced in Section 8.01 and this Section 8.02 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, the Company and Buyer shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby; and (iii) to the extent permitted by law, permit the other party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with, any Governmental Authority, including in connection with any proceeding by a private party.  The foregoing obligations in this Section 8.02(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.

Section 8.03	Certain Filings
.  Each Seller and Buyer and Company (i) shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any MATERIAL Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) shall use commercially reasonable efforts (at the request of Buyer) to obtain or take any such actions, consents, approvals or waivers (including the items set forth on Section 8.03 of the Company Disclosure Schedule and the finalization and execution of the Option Escrow Agreement); provided that Buyer expressly acknowledges that, except as expressly provided in Article 11, the obtaining of such consents (or the failure to obtain such consents) is not a condition to Buyer's obligation to consummate the transactions contemplated by this Agreement, it being understood that this proviso does not alter the Company's or Seller's obligations under the covenants set forth in this Section 8.03 or otherwise. The Company and its Subsidiaries shall not be required to commence any litigation or arbitration proceeding in connection with the foregoing actions, filings, consents, approvals or waivers.
Section 8.04	Public Announcements
.  No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any Seller or the Company without the approval of Buyer (not to be unreasonably withheld, conditioned or delayed), unless required by law (in the reasonable opinion of counsel) in which case Buyer shall have the right to review such press release, or announcement or communication prior to issuance, distribution or publication.  No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by Buyer unless Buyer, prior to any such disclosure, consults with Sellers' Representative with respect to the contents of such disclosure and considers in good faith (without being required to accept) Sellers' Representative's comments to any such disclosure; provided, that Buyer shall have no such consultation obligation with respect to any information contained or disclosed in documents filed with Governmental Authorities provided, further, that the parties understand and agree that Buyer intends to publicly disclose the existence of this Agreement and the transactions contemplated hereby subsequent to the execution of this Agreement;.
Section 8.05	Intercompany Accounts
.  Except as set forth on Section 8.05 of the Company Disclosure Schedule, all intercompany accounts between any Seller or its Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, shall be settled in full prior to the Closing.  At the Closing, the Company shall provide evidence reasonably satisfactory to Buyer that all such intercompany accounts have been settled.
Section 8.06	Related Party Agreements
.  Each Seller, Sponsor Holdings Owner and the Company and the Subsidiaries shall terminate all Related Party Agreements to which it is a party prior to the Closing provided that none of the Related Party Agreements set forth on Section 8.06 of the Company Disclosure Schedule, nor any of the Key Employee Arrangements shall be terminated.
Section 8.07	Actions by Sponsor Holdings Owners
.  Each Sponsor Holdings Owner shall (i) take all actions necessary to cause Sponsor Holdings to take the actions required to be taken, and refrain from taking any actions not permitted to be taken, by them pursuant to this Agreement and (ii) use its reasonable best efforts to effectuate the transactions contemplated hereby.
ARTICLE 9
Tax Matters
Section 9.01	Tax Representations
Except as set forth in Section 9.01 of the Company Disclosure Schedule, the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date that:
(a)            Filing and Payment.  (i) All Company Returns have been filed when due in accordance with all applicable laws; (ii) all Company Returns that have been filed were true and complete in all material respects; and (iii) all Taxes shown as due and payable on any Company Return have been timely paid, or withheld and remitted, to the appropriate Taxing Authority.
(b)            Procedure and Compliance.  (i)  All Company Returns filed through the Tax year ended May 31, 2007 have been examined and closed or are Company Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) neither the Company nor any of the Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of the Subsidiaries is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Company Return, which period (after giving effect to such extension or waiver) has not yet expired; (iii) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or any of the Subsidiaries in respect of any Tax or Tax Asset; and (iv) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any of the Subsidiaries and any Taxing Authority.
(c)            Taxing Jurisdictions.  No claim has ever been made in writing to the Company or any of its Subsidiaries by a Taxing Authority in a jurisdiction in which neither the Company nor any Subsidiary files Tax Returns that the Company or any Subsidiary is required to file a Tax Return in such jurisdiction.
(d)            Tax Sharing, Consolidation and Similar Arrangements.  (i) Neither the Company nor any of the Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (ii) neither the Company nor any of the Subsidiaries is party to any Tax Sharing Agreement; (iii) no amount of the type described in clause (ii) or (iii) of the definition of "Tax" is currently payable by the Company or any of the Subsidiaries, regardless of whether such Tax is imposed on the Company or any of the Subsidiaries; and (iv) neither the Company nor any of the Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of the Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.
(e)            Certain Agreements and Arrangements.  (i) Neither the Company nor any of the Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4; and (ii) during the two-year period ending on the date hereof, neither the Company nor any of the Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(f)            Post-Closing Items.  Neither the Company nor any of the Subsidiaries will be required to include any adjustment in taxable income for any Post‑Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre‑Closing Tax Period; and neither the Company nor any of the Subsidiaries will be required to include for a Post-Closing Tax Period taxable income attributable to any (i) "long-term contract" as described in Code Section 460; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) election under Code Section 108(i).
(g)            Entity Classification.  Section 9.01(g) of the Company Disclosure Schedule sets forth the entity classification of any Subsidiary for which entity classification filings have been made under Treasury Regulations section 301.7701-3, as of the date hereof and as of the Closing Date.
(h)            International Boycott Compliance.  Neither the Company nor any Subsidiary (i) has participated in or cooperated with an "international boycott" within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction, (ii) has operations in, or related to, a country described in Section 999(a)(1) of the Code or (iii) has taken any other action for which IRS Form 5713 would be required to be filed with the U.S. Internal Revenue Service.
(i)            The fair market value of the Shares is not substantially derived from assets located, or treated as located, in India (as determined for Indian tax purposes) (including shares in Sunquest Information Systems (India) Private Limited) and the assets of the Company and the Subsidiaries located, or treated as located, in India (including shares in Sunquest Information Systems (India) Private Limited) contribute less than 20% to the overall fair market value of the Shares.

Section 9.02	Tax Returns
The Company shall prepare or cause to be prepared and file or cause to be filed all Company Returns that are due prior to Closing.  Buyer shall prepare or cause to be prepared and file or cause to be filed all other Company Returns.  No later than 30 days prior to filing any Company Return that relates to a Pre-Closing Tax Period and that could reasonably be expected to result in an indemnity obligation of the Seller Indemnifying Parties pursuant to Section 9.05(a), Buyer shall submit such Tax Return to Sellers' Representative for its review, comment and consent (not to be unreasonably withheld, conditioned or delayed).  Buyer shall make any revisions as are reasonably requested by Sellers' Representative.  Any Covered Taxes with respect to which such Company Returns were filed (other than Covered Taxes to the extent reflected in Company Pre-Closing Taxes Payable or Final Working Capital) shall be promptly paid to Buyer or, at Buyer's request, to the applicable Taxing Authority.
Section 9.03	Transfer Taxes
. All Transfer Taxes incurred in connection with transactions contemplated by this Agreement shall be paid one-half by the Buyer and one-half by the Sellers when due.  The Buyer will, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable law, Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns.  Buyer and Sellers shall (and shall cause their respective Affiliates to) take such actions, including obtaining or signing and delivering applicable certificates or forms, as may be necessary or appropriate, to establish an exemption from (or otherwise reduce) Transfer Taxes.
Section 9.04	Tax Benefits and Refunds
.  If, following the Closing, Buyer or its Affiliates receive a Section 199 Refund, Buyer shall promptly pay such refund to Sellers' Representative (for the benefit of Sellers), provided that Buyer shall have no obligation to pay any Section 199 Refund to Sellers' Representative to the extent reflected as an asset in Final Working Capital or taken into account in Company Pre-Closing Taxes Payable, and to the extent that any such refunds are claimed as a credit against future Tax liabilities, Buyer shall be deemed to have received such refunds in cash at the time it would have otherwise been received in cash.  Except as provided in the preceding sentence, all refunds, credits, rebates and reductions in Taxes whether relating to a Pre-Closing Tax Period or a Post-Closing Tax Period shall be for the benefit of Buyer or its Affiliates.
Section 9.05	Tax Indemnification.
(a) Each Buyer Indemnified Party shall be indemnified against and held harmless from, in accordance with the provisions of Section 12.02(c), any Covered Tax and any Damages arising out of or incident to the imposition, assessment or assertion of any Covered Tax except, in each case, to the extent reflected in Company Pre-Closing Taxes Payable or Final Working Capital (together, a "Tax Loss"); provided that the liability of the Seller Indemnifying Parties pursuant to this Section 9.05 (other than with respect to any Tax described in clause (C) of the definition of "Covered Tax") shall be subject to the Cap as described in Section 12.02(d).  The obligation of the Seller Indemnifying Parties pursuant to this Section 9.05 (other than with respect to any Tax described in clause (C) of the definition of "Covered Tax") shall terminate on the date that is fifteen (15) months after the Closing Date.  The obligation of the Seller Indemnifying Parties with respect to any Tax described in clause (C) of the definition of "Covered Tax" shall terminate upon the expiration of the applicable statute of limitations (giving effect to any extensions or waivers).
(b)            For purposes of the determination amount of any Covered Tax in respect of a Straddle Tax Period, (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, gain or gross proceeds, the definition of Covered Tax shall be deemed to include the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, the definition of Covered Tax shall be deemed to include the amount that would be payable if the relevant Tax period ended on and included the Closing Date.  All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company and the Subsidiaries.
(c)            Buyer agrees to give prompt notice to Sellers' Representative of any Tax Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder that Buyer deems to be within the ambit of this Section 9.05 (specifying with reasonable particularity the basis therefor) and will give Sellers' Representative such information with respect thereto as Sellers' Representative may reasonably request.  Sellers' Representative may, at its own expense, (i) participate in and (ii) with respect to any suits, actions or proceedings (including Tax audits) that relate solely to Pre-Closing Tax Periods or relate to any Tax described in clause (C) of the definition of "Covered Tax", assume the defense of any such suit, action or proceeding (including any Tax audit); provided that (x) Sellers' Representative shall thereafter consult with Buyer upon Buyer's reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (y) Sellers' Representative shall not, without Buyer's consent, which consent shall not be unreasonably withheld or delayed, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of Buyer or any of its Affiliates (other than the Company and the Subsidiaries with respect to Pre-Closing Tax Periods).  Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Sellers' Representative.  Buyer shall not settle any suit, action or proceeding in respect of which indemnity may be sought hereunder without the consent of Sellers' Representative, which consent shall not be unreasonably withheld or delayed.  Whether or not Sellers' Representative chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.  Subject to the limitations set forth in Section 9.05(a), any Tax Loss that results from the resolution of any such suit, action or proceeding for which the Seller Indemnifying Parties are liable pursuant to Section 9.05(a) shall be paid to Buyer in the manner set forth in Section 12.02(c).
(d)            Notwithstanding anything in Section 9.05(c), Sellers Representative shall not be entitled to assume control of the defense of any suit, action or proceeding (including any Tax audit) pursuant to Section 9.05(c) unless (i) prior to assuming control of the defense of such suit, action, proceeding, the Sellers' Representative acknowledges that the Sellers would have an indemnity obligation for Tax Losses resulting from such suit, action or proceeding pursuant to Section 9.05(a) (pursuant to the terms and limitations of this Article 9 and Article 12) and (ii) if such suit, action or proceeding were resolved against the Buyer Indemnified Party, the Cap (if applicable) would not limit the indemnification obligation for Tax Losses resulting from such suit, action or proceeding to 50% or less of such Tax Losses.
(e)            The Seller Indemnifying Parties shall not be liable under this Section 9.05 with respect to any Tax resulting from a claim or demand the defense of which Sellers' Representative was not offered the opportunity to assume as provided under Section 9.05(c) (subject to the limitations in Section 9.05(d)) to the extent the Seller Indemnifying Parties' liability under this Section is adversely affected as a result thereof.  No investigation by Buyer or any of its Affiliates at or prior to the Closing Date shall relieve Sellers of any liability hereunder.
(f)            Any claim of any Buyer Indemnified Party under this Section may be made and enforced by Buyer on behalf of such Buyer Indemnified Party.

Section 9.06	Certain Disputes
.  Disputes that arise under this Article 9 or Section 2.08 and are not resolved by mutual agreement within 30 days shall be resolved by a nationally recognized expert in the relevant area with no material relationship with Buyer, Sellers' Representative or their Affiliates (the "Referee"), chosen and mutually acceptable to both Buyer and Sellers' Representative within five days of the date on which the need to choose the Referee arises.  The Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require.  The costs, fees and expenses of the Referee shall be borne equally by Buyer on the one hand and Sellers on the other hand.
Section 9.07	Purchase Price Adjustment
Any amount paid by the Seller Indemnifying Parties or Buyer under Article 9 or Article 12 will be treated as an adjustment to the purchase price.
Section 9.08	Other Tax Matters
(a)            No party hereto nor any Affiliate thereof shall make an election under Section 338 of the Code or any similar provision of foreign, state or local law in respect of the transactions contemplated by this Agreement.
(b)            Buyer shall not take any action or cause any action to be taken with respect to the Company or any of its Subsidiaries subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the "Intermediary Transaction Tax Shelter" described in IRS Notice 2001-16, 2001-1 C.B. 730, and IRS Notice 2008-20 I.R.B. 2008-6 (January 17, 2008), and IRS Notice 2008-111 I.R.B. 1299 (December 1, 2008).
(c)            To the extent any such action could reasonably be expected to result in a claim against any Seller Indemnifying Party for indemnity pursuant to this Article 9, or otherwise adversely affect any Seller, Seller Indemnifying Party or their respective Affiliates, Buyer and its Affiliates (including on or after the Closing Date, the Company and its Subsidiaries) shall not file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Company Return for any taxable period that begins prior to the Closing Date (regardless of whether such taxable period ends prior to the Closing Date) without the prior written consent of Sellers' Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE 10
Employee Matters
Section 10.01	Shareholder Approval of Excess Parachute Payments
To the extent that any Service Provider would be entitled to any payment or benefit in connection with the transactions contemplated by this Agreement that could constitute a "parachute payment" under Section 280G of the Code, the Company shall, prior to the Closing:
(a)            obtain a binding written waiver by such Service Provider of any such portion of such parachute payment as exceeds 2.99 times such Service Provider's "base amount" within the meaning of Section 280G(b)(3) of the Code (collectively, the "Excess Parachute Payments") to the extent that such excess is not subsequently approved pursuant to a vote of the holders of the Shares (the "Shareholders") in accordance with the requirements of Section 280G(b)(5)(B) of the Code (the "280G Shareholder Approval Requirements");
(b)            provide Buyer a reasonable opportunity to review and comment on any disclosure provided to Shareholders in connection with the 280G Shareholder Approval Requirements before it is distributed to the Shareholders; and
(c)            hold a Shareholder vote in a manner that satisfies the 280G Shareholder Approval Requirements.

Section 10.02	Termination of 401(k) Plan
Effective immediately prior to the Closing, unless otherwise directed in writing by Buyer at least five Business Days prior to the Closing, the Company shall terminate the Sunquest Information Systems, Inc. 401(k) Plan (the "401(k) Plan"). The Company shall provide Buyer with resolutions adopted by the Company's board of directors terminating the 401(k) Plan. The form and substance of such resolutions shall be subject to the reasonable advance approval of Buyer. The Company shall (a) make or remit (or cause to be made or remitted) all necessary payments to fund the contributions (i) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination and (ii) for employer matching contributions (if any) for the period prior to termination.  Buyer shall have, or cause one of its Affiliates to have, a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the "Buyer 401(k) Plan") in which employees of the Company and the Subsidiaries who meet the age and service eligibility criteria thereof shall be eligible to participate; provided that service with the Company and its affiliates shall be recognized for purposes of meeting such service eligibility requirements.  During the 12 month period immediately following the Closing Date, the Buyer 401(k) Plan shall match at least 50% of the first 8% of compensation that is deferred by employees who were employed by the Company on the Closing Date and such employees shall be 100% vested in any future matching contributions that are made to their accounts under the Buyer 401(k) Plan (new hires will be subject to the plan's five year vesting at 20% per year).  Buyer shall take all actions necessary to cause the Buyer 401(k) Plan to accept rollovers by such eligible employees from the Company 401(k) Plan, including promissory notes evidencing outstanding loans, after the Closing Date; provided that Buyer shall have no obligation to accept a rollover of any promissory note if Buyer reasonably determines that the loan evidenced by such note is not current or was not administered in compliance with its terms or Applicable Law.
Section 10.03	Notifications of Intent to Resign
.  The Company shall promptly inform Buyer if after the date hereof any employee with an annual base salary of $120,000 or more notifies the Company or any of the Subsidiaries of such employee's intent to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.
ARTICLE 11
Conditions to Closing
Section 11.01	Conditions to Obligations of Buyer and Sellers
.  The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:
(a)            Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.
(b)            No provision of any Applicable Law shall prohibit the consummation of the Closing.
(c)            Each of Buyer, Sellers' Representative and the Escrow Agent shall have executed the Escrow Agreement, and such agreement shall be in full force and effect.

Section 11.02	Conditions to Obligation of Buyer
.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)            Sellers and the Company shall have performed in all material respects all of their covenants and agreements hereunder required to be performed by them on or prior to the Closing Date.
(b)            The representations and warranties of Sellers and the Company contained in Sections 3.01 (Corporate Existence and Power), 3.02 (Corporate Authorization), 3.05 (Capitalization), 3.20 (Finders' Fees) 4.01 (Corporate Existence and Power), 4.02 (Authorization) 4.04 (Ownership of Shares) and 4.07 (Finders' Fees) (collectively, the "Seller/Company Fundamental Representations") shall be true at and as of the Closing Date as if made at and as of such date except for inaccuracies in the Seller/Company Fundamental Representations (other than the representations and warranties set forth in Sections 3.05 (Capitalization) 4.04 (Ownership of Shares)) that have a de minimis effect.
(c)            The representations and warranties of Sellers and the Company set forth in Article 3, Article 4 and Article 9 that are not Seller/Company Fundamental Representations shall be true at and as of the Closing Date as if made at and as of such date (disregarding all materiality and Material Adverse Effect qualifications therein) (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date) with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)            Buyer shall have received a certificate signed by the chief executive officer of the Company certifying as to the Company's satisfaction of the conditions set forth in Section 11.02(a), 11.02(b) and 11.02(c).
(e)            The Key Employee Arrangements with the Select Key Employees shall be in full force and effect and, subject to the exceptions set forth on Exhibit C, the Select Key Employees that are party thereto shall not have revoked their acceptance of employment with Buyer or its Affiliates following the Closing or otherwise communicated to Buyer or its Affiliates their intention not to commence and continue employment with Buyer or its Affiliates as of and following the Closing.
(f)            The Non-Solicitation Agreements shall be in full force and effect.
(g)            The Non-Compete Agreements shall be in full force and effect.
(h)            To the extent that any Service Provider would be entitled to any payment or benefit in connection with the transactions contemplated by this Agreement that could constitute a "parachute payment" under Section 280G of the Code, the Company shall have (i) obtained from each such Service Provider the waiver described in Section 10.01(a) and (ii) performed the covenants set forth in Section 10.01(a) and Section 10.01(b).
(i)            The Company shall have obtained payoff and termination letters, and Lien releases (in each case, in a form reasonably satisfactory to Buyer) from all holders of Closing Repaid Indebtedness.
(j)            Sellers' Representative shall have delivered to Buyer (i) a certification for the Company, signed under penalties of perjury by the Company and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that the Company is not, nor has it been within 5 years of the date of the certification, a "United States real property holding corporation" as defined in Section 897 of the Code and (ii) a notice to the Internal Revenue Service, signed by the Company, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2).

Section 11.03	Conditions to Obligation of Sellers
The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)            Buyer shall have performed in all material respects all of its covenants and agreements hereunder required to be performed by it on or prior to the Closing Date.
(b)            The representations and warranties of Buyer contained in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization) and Section 5.08 (Finders' Fees) (collectively, the "Buyer Fundamental Representations") shall be true at and as of the Closing Date as if made at and as of such date except for inaccuracies in the Buyer Fundamental Representations that have a de minimis effect.
(c)            The representations and warranties of Buyer set forth in Article 5 that are not Buyer Fundamental Representations shall be true at and as of the Closing Date as if made at and as of such date (disregarding all materiality and Material Adverse Effect qualifications therein) (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date) with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.
(d)            Sellers' Representative shall have received a certificate signed by an executive officer of Buyer certifying as to Buyer's satisfaction of the conditions set forth in Section 11.03(a), Section 11.03(b) and Section 11.03(c).

ARTICLE 12
Survival; Indemnification
Section 12.01	Survival
.  Except to the extent otherwise provided in Section 9.05, the representations, warranties and covenants to be performed or complied with on or prior to the Closing of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date that is 15 months following the Closing Date; provided that the representations and warranties contained in the last sentence of Section 3.24(e) (the "280G Representations") shall survive until the second anniversary of the Closing Date.  The covenants and agreements to be performed following the Closing of the parties hereto contained in this Agreement shall survive the Closing until performed or complied with or for the shorter period explicitly specified therein.  The Seller/Company Fundamental Representations and Buyer Fundamental Representations shall survive the Closing until the date that is three years following the Closing Date.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in accordance with Section 14.01 to the party against whom such indemnity may be sought prior to such time.
Section 12.02	Indemnification
.  (a) Subject to the limitations and other provisions contained in this Article 12, effective at and after the Closing, the Buyer Indemnified Parties shall, in accordance with and in the manner provided for in Section 12.02(c), be indemnified against, and held harmless from, any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) ("Damages"), actually incurred or suffered by any Buyer Indemnified Party arising out of:
(i)
any misrepresentation or breach of warranty by the Company set forth in Article 3 (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification other than such qualifications that are in ALL CAPS) (each such misrepresentation and breach of warranty, a "Company Warranty Breach");

(ii)
any breach of covenant or agreement made or to be performed by the Company pursuant to this Agreement (other than, in the case of (i) and (ii), a representation, warranty, covenant or agreement made or to be performed pursuant to Article 9 with respect to which Buyer and its Affiliates are entitled to indemnification under Article 9);

(iii)	any Transaction Expenses not included in the Estimated Transaction Expenses;
(iv)	any Indebtedness to the extent not repaid prior to Closing or at Closing pursuant to Section 2.02(a)(iv); and
(v)	the matters described in Section 12.01 of the Company Disclosure Schedule.
(b)            In addition, from and after the Closing, each of the Seller Indemnifying Parties, severally and not jointly, shall indemnify the Buyer Indemnified Parties in respect of any Damages which the Buyer Indemnified Parties actually suffer or incur arising out of: (i) the breach of any representation or warranty of such Seller Indemnifying Party in its capacity as Seller (and only such Seller Indemnifying Party) contained in Article 4 hereof (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification other than such qualifications that are in ALL CAPS) (a "Seller Warranty Breach"); (ii) the breach by such Seller Indemnifying Party in its capacity as Seller (and only such Seller Indemnifying Party) of any covenant or agreement of such Seller contained in this Agreement; provided that for purposes of this Article 12, any breach of any representation, warranty, covenant or agreement of or by Sponsor Holdings shall be the responsibility of the Sponsor Holdings Owners, who shall indemnify Buyer Indemnified Parties for any Damages subject to indemnification hereunder arising out of such breach proportionally in accordance with their respective shareholdings in Sponsor Holdings as of the Closing (and, for the avoidance of doubt, the Huntsman Gay Entities shall be jointly and severally liable among themselves for the indemnification obligations each Huntsman Gay Entity in its capacity as a Sponsor Holdings Owner).
(c)            Subject to the limitations and other provisions contained in this Article 12 and Article 9, with respect to any Damages or Tax Losses the Buyer Indemnified Parties are indemnified against, and held harmless from, pursuant to this Agreement, including pursuant to Section 12.02(a), Section 12.02(b) and Section 9.05:
(i)
the Buyer Indemnified Parties shall, subject to the terms set of this Article 12 and Article 9, recover all Damages or Tax Losses for which the Buyer Indemnified Parties are entitled to indemnification and reimbursement under this Agreement from, and shall be entitled to receive disbursement from, the Escrow Account regardless of whom as between the Company, the various Sellers or the Sponsor Holdings Owners are responsible for such underlying Damages and Tax Losses and regardless of any Seller's or any Sponsor Holdings Owner's actual share of or pecuniary interest in the Escrow Account, and regardless of whether such Damages or Tax Losses arise out of a Company Warranty Breach, a Seller Warranty Breach by or of any Seller, a breach of covenant or agreement of the Company or any Seller or Seller Indemnified Party under this Agreement or otherwise, until all amounts in the Escrow Account have been exhausted; and

(ii)
to the extent the funds (less any amounts that are the subject of then-existing and unsatisfied claims for Damages or Tax Losses) then available in the Escrow Account are insufficient to fully indemnify and hold harmless the Buyer Indemnified Parties (A) for Damages and Tax Losses indemnified against pursuant to Section 12.02(a) or Section 9.05, then with respect to such Damages and Tax Losses all the Seller Indemnifying Parties shall, severally and not jointly, and in accordance with each Seller Indemnifying Party's Pro Rata Share, directly indemnify and hold harmless the Buyer Indemnified Parties for such Damages and Tax Losses and (B) for Damages indemnified against pursuant to Section 12.02(b), then with respect to such Damages and Tax Losses the Seller Indemnifying Party that breached the applicable representations and warranties or covenants (and not any non-breaching Seller Indemnified Party) shall severally and not jointly directly indemnify and hold harmless the Buyer Indemnified Parties for such Damages and Tax Losses; provided that for purposes of this Section 12.02(c)(ii), any breach of any representation, warranty, covenant or agreement of or by Sponsor Holdings shall be the responsibility of the Sponsor Holdings Owners, who shall indemnify Buyer Indemnified Parties for any Damages subject to indemnification hereunder arising out of such breach proportionally in accordance with their respective shareholdings in Sponsor Holdings as of the Closing (and, for the avoidance of doubt, the Huntsman Gay Entities shall be jointly and severally liable among themselves for the indemnification obligations of each Huntsman Gay Entity in its capacity as a Sponsor Holdings Owner); provided, further, that the indemnity obligations of any of the Credit Suisse Entities pursuant to this Section 12.02(c)(ii) shall, regardless of any Credit Suisse Entity's actual share of or pecuniary interest in the Credit Suisse Escrow Account or which of the Credit Suisse Entities was responsible for the breach of any representation, warranty, covenant or agreement underlying such indemnity obligations, first be satisfied by disbursements from the Credit Suisse Supplemental Escrow Account in accordance with the Escrow Agreement, which account shall only be available to satisfy indemnity and reimbursement obligations of the Credit Suisse Entities under this Agreement as described in this proviso and shall not be available or used to satisfy any indemnity or reimbursement obligations of any other Seller Indemnifying Party; provided, further, that the indemnity obligations of any of the Neuberger Entities pursuant to this Section 12.02(c)(ii) shall, regardless of any Neuberger Entity's actual share of or pecuniary interest in the Neuberger Escrow Account or which of the Neuberger Entities was responsible for the breach of any representation, warranty, covenant or agreement underlying such indemnity obligations, first be satisfied by disbursements from the Neuberger Supplemental Escrow Account in accordance with the Escrow Agreement, which account shall only be available to satisfy indemnity and reimbursement obligations of the Neuberger Entities under this Agreement as described in this proviso and shall not be available or used to satisfy any indemnity or reimbursement obligations of any other Seller Indemnifying Party.

(d)            Notwithstanding the foregoing, with respect to Damages arising out of Seller Warranty Breaches and Company Warranty Breaches (other than Damages arising out of Seller/Company Fundamental Representations or the 280G Representations, which shall not be subject to the limitations set forth in this Section 12.02(d)), (i) the Buyer Indemnified Partners shall not be entitled to recover such Damages unless the aggregate amount of such Damages exceeds $7,000,000 and then only to the extent of such excess (the "Deductible") and (ii) the Seller Indemnifying Parties' aggregate liability (calculated after the Deductible) for Damages and Tax Losses shall not exceed, in the aggregate, $50,000,000 (including, for the purpose of calculating the $50,000,000, the Escrow Amount) (the "Cap").  Notwithstanding anything to the contrary set forth herein, the aggregate liability in excess of the Escrow Amount of each Seller Indemnifying Party in satisfaction of claims for indemnification pursuant to this Agreement which are not subject to the Cap shall not exceed the proceeds actually received by such Person or Persons pursuant to Section 2.02 (it being acknowledged that such proceeds received by all members of the Huntsman Gay Entities or the Vista Entities, respectively, shall be aggregated for the purposes of determining the proceeds actually received by any member of such Huntsman Gay Entities or the Vista Entities, respectively).  Nothing contained in this Section 12.02(d) shall limit or restrict any right to maintain or recover any amounts in connection with any action or claim based upon fraud.
(e)            Subject to the other limitations in this Article 12, effective at and after the Closing, Buyer shall indemnify Sellers, Optionholders, any of their Affiliates and their respective successors and assigns (the "Seller Indemnitees") against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller Indemnitees arising out of:
(i)
any misrepresentation or breach of warranty by Buyer set forth in Article 5 (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification) (each such misrepresentation and breach of warranty, a "Buyer Warranty Breach"); and

(ii)	any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement.
(f)            Notwithstanding the foregoing, with respect to Damages arising out of Buyer Warranty Breaches (other than Damages arising out of Buyer Fundamental Representations, which shall not be subject to the limitations set forth in this Section 12.02(f)), (i) Buyer shall not be liable unless the aggregate amount of such Damages exceeds the Deductible and then shall be liable only to the extent of such excess and (ii) Buyer's aggregate liability (calculated after the Deductible) for such Damages shall not exceed $50,000,000; provided that nothing contained in this Section 12.02(f) shall limit or restrict any right to maintain or recover any amounts in connection with any action or claim based upon fraud.

Section 12.03	Third Party Claim Procedures
.  (a) The party seeking indemnification under Section 12.02 (the "Indemnified Party") agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the "Indemnifying Party") of the assertion of any claim or the commencement of any suit, action or proceeding by any third party ("Third Party Claim") in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third Party Claim, the basis for indemnification (taking into account the information then available to the Indemnified Party) and, to the extent then known, the amount of such claim.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.
(b)            The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim pursuant to the terms and limitations set forth in this Article 12 and if such Third Party Claim were successful, the Cap (if applicable) would not limit indemnification for the Damages resulting therefrom to 50% or less of such claimed Damages.
(c)            The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 12.03(b) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 12.03(a), (ii)  the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (iv) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.
(d)            If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 12.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not expressly and unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or if the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.
(e)            In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose.
(f)            Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim.  The Indemnified Party shall not be entitled to settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(g)            For all purposes under this Section 12.03, Sellers' Representative shall act on behalf of any Indemnifying Party that is a Seller or its respective successors and assigns and Buyer shall be entitled to provide notices to Sellers' Representative in lieu of such Indemnifying Party.

Section 12.04	Direct Claim Procedures
.  (a) In the event an Indemnified Party has a claim for indemnity under Section 12.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.  If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party (subject to the limitations set forth herein) and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim (subject to the limitations set forth herein).  If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 14.07.
(b)            For all purposes under this Section 12.04, Sellers' Representative shall act on behalf of any Indemnifying Party that is a Seller, an Affiliate of Seller or their respective successors and assigns and Buyer shall be entitled to provide notices to Sellers' Representative in lieu of such Indemnifying Party.

Section 12.05	Determination of Damages Amount
(a)            The amount of any Damages subject to indemnification under Section 12.02 or Section 9.05 shall be calculated net of any Tax Benefit actually realized in the taxable period in which the applicable Damages were incurred by any Indemnified Party arising from the creditability or deductibility of any such Damages and, with respect to any Buyer Indemnified Party, or any amounts actually recovered by the Company or any of the Subsidiaries or any such Buyer Indemnified Party under or pursuant to any insurance policy, indemnity, reimbursement arrangement or contract (including with respect to any breaches thereof), pursuant to which or under which such Person is a party or has rights, in each case less any reasonable costs and expenses incurred by the Company or any of the Subsidiaries in recovering such amounts,  (collectively, "Alternative Arrangements").  In the event of any breach or event giving rise to an indemnification obligation under Section 12.02 or Section 9.05, the Indemnified Party shall take, and shall cause its respective Affiliates to take, all reasonable measures to mitigate the consequences of the related breach (including taking reasonable steps to prevent any contingent Damage from becoming an actual Damage).  The Indemnified Parties shall use commercially reasonable efforts to seek recovery under all Alternative Arrangements.  If an Indemnified Party receives any payment from an Indemnifying Party in respect of Damages and the Indemnified Party has actually recovered all or a part of such Damages from a third party based on the underlying claim or demand asserted against such Indemnifying Party, then a refund equal to the aggregate amount of such recovery shall be made promptly to such Indemnifying Party.  For purposes of this Section 12.05, "Tax Benefit" shall mean, with respect to the taxable period in which the applicable Damages were incurred, (i) any refund of Taxes paid, net of any Tax effect on Buyer, the Company, any Subsidiary of the Company (including any reduction of Tax assets) attributable to the receipt of such refund or (ii) the amount by which the Indemnified Party's liability for Taxes for the taxable period, calculated by excluding the relevant amount of credit or deduction, exceeds the Indemnified Party's actual liability for Taxes for such period, calculated by taking into account the relevant amount of credit or deduction (in each case, treating such credit or deduction as the last item claimed for such taxable period).  In the event that a recovery is made under an Alternative Arrangement by any Indemnified Party with respect to any Damages for which any such Person has received payment from an Indemnifying Party, then a refund equal to the aggregate amount of the recovery shall be made promptly to such Indemnifying Party.  In the event that an Indemnifying Party makes any payment to any Indemnified Party for indemnification for which such Indemnified Party could have collected on a claim against a third party (including under any contract and any insurance claim), (i) the Indemnifying Party shall be subrogated to such claims and entitled to pursue such claims and conduct litigation on behalf of such Indemnified Party and any of its successors, to pursue and collect on any indemnification or other remedy available to such Indemnified Party and (ii) the Indemnified Party shall, and shall cause its Affiliates (including the Company if the Company is an Affiliate) to, cooperate with the Indemnifying Party, at the Indemnified Party's expense, with respect to any such effort to pursue and collect.
(b)            For the avoidance of doubt, in no event will Damages include, and in no event shall any party be entitled to recover or make a claim for any amounts in respect of, punitive damages (except to the extent asserted against an Indemnified Party by, and paid by an Indemnified Party to, a third party), consequential damages, incidental damages, indirect damages or exemplary damages, and no multiples or similar valuation methodology (whether based on "multiple of profits," "multiple of earnings," "multiple of cash flows," etc.) shall be used in calculating the amount of any Damages.
(c)            Notwithstanding anything to the contrary set forth herein, the right to indemnification by Buyer based on any representation, or warranty of the Company or the Sellers contained in or made pursuant to this Agreement shall not be affected by any investigation conducted by Buyer or any of its representatives or any knowledge acquired by Buyer or any such representative at any time with respect to the accuracy or inaccuracy of any such representation or warranty.
(d)            Buyer shall not be entitled to any indemnification under Section 12.02 or Section 9.05 to the extent the amount of any Damages relating to such matter was taken into account in the determination of the Closing Payment, Closing Working Capital and/or Closing Cash, as applicable.

Section 12.06	Exclusive Remedy
.  Notwithstanding anything to the contrary herein, except in the case of fraud or in connection with a dispute under Section 2.06 (which shall be governed exclusively by Section 2.06), the indemnification provisions of Article 12 and Article 9 shall be the sole and exclusive remedy of parties following the Closing with respect to the transactions contemplated by this Agreement.  After the Closing Date, no party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement except in cases of fraud.
Section 12.07	Seller Indemnifying Parties
.  Each of the Seller Indemnifying Parties have the financial capacity to pay and perform their obligations under this Agreement, and all funds necessary to fulfill the payment of their obligations hereunder shall be available to them including, where applicable, through drawdowns on the partners of such Person.  The Vista Entities, the Huntsman Gay Entities, the Neuberger Entities and the Credit Suisse Entities shall, if necessary to satisfy their obligations hereunder, drawdown on the partners of each such Person pursuant to the terms of the applicable limited partnership agreements of such Person or through other provisions that require funding by such partners, even in the event such Person is dissolved at such time, for so long as this Agreement shall remain in effect.
ARTICLE 13
Termination
Section 13.01	Grounds for Termination
This Agreement may be terminated at any time prior to the Closing:
(a)            by mutual written agreement of Sellers' Representative and Buyer;
(b)            by either Sellers' Representative or Buyer if the Closing shall not have been consummated on or before October 28, 2012; provided, however, that neither Buyer nor Sellers' Representative shall be entitled to terminate this Agreement pursuant to this Section 13.01(b) if such Person (and in the case of Sellers' Representative, if the Company or any Seller) is in material breach of this Agreement and such breach has prevented or frustrated the consummation of the transactions contemplated hereby;
(c)            by either Sellers' Representative or Buyer if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;
(d)            by Sellers' Representative by providing written notice to Buyer if there has been a Buyer Warranty Breach or breach of covenant set forth in this Agreement on the part of Buyer such that such breaches or misrepresentations, in the aggregate, would cause the applicable closing condition set forth in Section 11.03(a), Section 11.03(b) or Section 11.03(c) to not be satisfied (so long as the Sellers' Representative has provided Buyer with written notice of such breach or misrepresentations and such breach or misrepresentations has continued without cure for a period of 20 days after notice thereof was provided);
(e)            by Buyer by providing written notice to Sellers' Representative if there has been a Seller Warranty Breach or a Company Warranty Breach or Seller covenant breach or a Company covenant breach such that such breaches or misrepresentations in the aggregate, would cause the applicable closing condition set forth in Section 11.02(a), Section 11.02(b) or Section 11.02(c) to not be satisfied (so long as Buyer has provided Sellers' Representative with written notice of such breach or misrepresentation and such breach or misrepresentation has continued without cure for a period of 20 days after notice thereof was provided);
(f)            by either Sellers' Representative or Buyer if any Government Authority (i) issues or notifies the parties that it intends to issue a request for additional information or documentary material pursuant to the HSR Act, or (ii) institutes, or specifically threatens to institute, any suit or action challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement; or
(g)            by Sellers' Representative if Buyer shall withhold from, or shall notify Sellers' Representative that it intends to withhold from, payments to be made to Sellers as provided in Section 2.02(a) (which payments, for the avoidance of doubt, are determined after taking into account the Pre-Closing Tax Accrual) Taxes (other than any Optionholder Withholding Amounts) in an amount in excess of $20,000,000.
The party desiring to terminate this Agreement pursuant to Section 13.01(b), Section 13.01(c), Section 13.01(d), Section 13.01(e), Section 13.01(f) or Section 13.01(g) shall give written notice of such termination to the other party.
Section 13.02	Effect of Termination
.  If this Agreement is terminated as permitted by Section 13.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach.  The provisions of this Section 13.02, Section 7.01 (Confidentiality) and Article 14 shall survive any termination hereof pursuant to Section 13.01.
ARTICLE 14
Miscellaneous
Section 14.01	Notices
All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail ("e-mail") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:
Roper Industries, Inc.
6901 Professional Parkway East
Suite 200
Sarasota, Florida 34240
Attention:                          David B. Liner
Facsimile No.: (941) 556-2670
E-mail:                          dliner@roperind.com
with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Joseph Rinaldi
Facsimile No.: (212) 701-5800
 E-mail: joseph.rinaldi@davispolk.com
if to the Company (prior to the Closing), any Seller, Optionholder or Sponsor Holdings Owner and Sellers' Representative, to:
c/o Vista Equity Partners
401 Congress Avenue, Suite 3100
Austin, Texas 78701
Attention: Brian N. Sheth
Facsimile No.: (512) 651-3353
E-mail: bsheth@vistaequitypartners.com

with a copy to:
Kirkland & Ellis LLP
555 California St., Suite 2700
San Francisco, California 94104
Attention: David A. Breach
Stuart E. Casillas
Facsimile Number: (415) 439-1500
E-mail Address: david.breach@kirkland.com
stuart.casillas@kirkland.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 14.02	Amendments and Waivers
(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer, the Company and the Shareholders' Representative (on behalf of the Represented Parties) to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 14.03	Disclosure Schedule References
The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face.
Section 14.04	Expenses
Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense provided that (i) the HSR filing fee shall be paid as set forth in Section 8.02(b), (ii) the Sellers' Representative and the Buyer shall each pay one-half of the fees and expenses of the Escrow Agent and (iii) notwithstanding the foregoing, Transaction Expenses shall be payable as provided in Section 2.02 and the subject of indemnification in accordance with the provisions of Article 12.
Section 14.05	Successors and Assigns
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to (x) any purchaser of all or substantially all of the assets of Buyer or (y) to lenders of Buyer as collateral security for borrowings, at any time whether prior to or following the Closing Date; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.
Section 14.06	Governing Law
.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 14.07	Jurisdiction
.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party at the address provided in Section 14.01 by registered mail, return receipt requested with postage prepaid shall be deemed effective service of process on such party.  In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover its reasonable expenses, attorneys' fees and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein.
Section 14.08	WAIVER OF JURY TRIAL
.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 14.09	Counterparts; Effectiveness; Third Party Beneficiaries
.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 14.10	Entire Agreement
.  This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 14.11	Severability
.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 14.12	Specific Performance
.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts set forth in Section 14.07, in addition to any other remedy to which they are entitled at law or in equity.
Section 14.13	Sellers' Representative
(a)            Vista Equity Partners Fund III, L.P. ("Sellers' Representative") is hereby appointed by each of the Sellers, Optionholders and Sponsor Holdings Owners (the "Represented Parties") as the representative of the Represented Parties and as the attorney-in-fact and agent for and on behalf of each Represented Party for purposes of this Agreement, the Escrow Agreement and the Option Escrow Agreement (including entry into the Escrow Agreement and the Option Escrow Agreement) with full power and authority on such Represented Parties' behalf (a) to enter into the Transaction Documents to which it is a party, (b) to consummate the transactions contemplated herein, (c) to pay expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (d) to disburse any funds received hereunder to each such Represented Party, (e) to execute and deliver on behalf of such Represented Parties any amendment or waiver hereto, (f) to take all other actions to be taken by or on behalf of such Represented Parties in connection herewith, (g) to negotiate, settle, compromise and otherwise handle any claims for indemnification or made pursuant to this Agreement hereof, and (h) to do each and every act and exercise any and all rights which each such Represented Party is, or the Represented Parties collectively are, permitted or required to do or exercise under this Agreement.  Sellers' Representative hereby agrees to act on behalf of the Represented Parties, and accepts the appointment by each such Seller to act on its behalf, as provided herein, as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby or thereby.  A decision, act, consent or instruction of Sellers' Representative hereunder shall constitute a decision, act, consent or instruction of all Sellers and shall be final, binding and conclusive upon each Represented Party, and the Escrow Agent and Buyer may rely upon any such decision, act, consent or instruction of Sellers' Representative as being the decision, act, consent or instruction of each and every Represented Party and the Escrow Agent, Buyer and the Company shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Sellers' Representative.  The appointment of Sellers' Representative shall be coupled with an interest and shall be irrevocable by any Represented Party in any manner or for any reason.  Sellers' Representative shall promptly notify Buyer in the event of its replacement by another Sellers' Representative.  For the avoidance of doubt, Sellers' Representative shall act as attorney-in-fact and agent for any Represented Party or Represented Parties for the purposes Section 12.03 and Section 12.04, whether such Represented Party is the Indemnified Party or the Indemnifying Party.
(b)            At the Closing, Buyer shall deliver to Sellers' Representative an amount equal to $2,000,000 (the "Sellers' Representative Expense Fund") to be held in trust to cover and reimburse the fees and expenses incurred by Sellers' Representative for its obligations in connection with this Agreement and the transactions contemplated herein.  Any balance of the Sellers' Representative Expense Fund not incurred for such purposes shall be returned to the Sellers and Optionholders in accordance with their respective Pro Rata Shares.

Section 14.14	Attorney-Client Privilege and Conflict Waiver
Kirkland & Ellis LLP has represented the Company, its Subsidiaries and certain of the Sellers.  All of the parties recognize the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing.  Specifically, the parties agree Buyer shall not, and shall not cause the Company or any of its Subsidiaries to, seek to have Kirkland & Ellis LLP disqualified from representing the Sellers, Sponsor Holdings Owners or Seller Indemnitees and their respective Affiliates in connection with any dispute that may arise between the Buyer or the Sellers, Sponsor Holdings Owners or Seller Indemnitees in connection with this Agreement or the transactions contemplated hereby and (b) in connection with any such dispute that may arise between the Buyer or the Sellers, Sponsor Holdings Owners or Seller Indemnitees, the Sellers, Sponsor Holdings Owners or Seller Indemnitees involved in such dispute will have the right to decide whether or not to waive the attorney client privilege that may apply to any communications between the Company or its Subsidiaries and Kirkland & Ellis LLP that occurred before the Closing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
ROPER INDUSTRIES
By:
Name:
Title:

[VISTA]
By:
Name:
Title:

[SPONSOR HOLDINGS OWNERS]
By:
Name:
Title:

[INDIVIDUAL SHAREHOLDERS]
By:
Name:
Title:

[OTHER SIGNATORIES]
By:
Name:
Title: